    As filed with the Securities and Exchange Commission on August 27, 2001
                                                  Registration No. [___________]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ___________
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                  ___________
                        TEAM COMMUNICATIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

         California                                3652                             95-4519215
(State or other jurisdiction of          (Primary Standard Industrial       (IRS Employer Identification No.)
incorporation or organization)           Classification Code Number)

                            11818 Wilshire Boulevard
                         Los Angeles, California 90025
                                 (310) 312-4400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ___________
                              Michael Jay Solomon
                      Chairman and Chief Executive Officer
                        Team Communications Group, Inc.
                            11818 Wilshire Boulevard
                         Los Angeles, California 90025
                                 (310) 312-4400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ___________
                                   Copies To:
                            Stephen A. Weiss, Esq.
                          Frank S. Ioppolo, Jr., Esq.
                              Kevin K. Ross, Esq.
                            Greenberg Traurig, LLP
                      111 North Orange Avenue, 20th floor
                            Orlando, Florida 32801
                                (407) 420-1000
                           (212)420-5909 (facsimile)
                           ________________________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                                    CALCULATION OF REGISTRATION FEE


                                           PROPOSED NUMBER OF         PROPOSED MAXIMUM
           TITLE OF SECURITIES               SHARES  TO BE           OFFERING PRICE PER      MAXIMUM AGGREGATE        AMOUNT OF
             TO BE REGISTERED                REGISTERED(1)                SHARE (1)         OFFERING PRICE (2)   REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------------
Common stock underlying warrants (4)             3,326,414                   $ 0.50           $1,663,207             $  416
Common stock underlying 8%  notes (5)            4,917,648                   $0.425           $2,090,000             $  523
Common stock, no par value (6)                   6,000,000                $[    .67           $3,720,000             $  930
Common stock, no par value (7)                     940,000                $[    .62           $  582,800             $  146
Common stock, no par value (8)                      30,000                      .62               18,600                 15
Common stock, no par value (9)                     318,333                      .27               86,000                 22
                                           -----------------------------------------------------------------------------------------
  Total                                         15,532,395                                    $8,160,607             $2,052

----------------------------------------------------------
(1) In the event of a stock split, stock dividend or similar transaction involving common stock of the Registrant, or in the event of a reverse split of the common stock of the Registrant, the number of shares registered will be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), or proportionately decreased as a result of such reverse stock split, as the case may be. Further, pursuant to Rule 416 of the Securities Act, this Registration Statement covers such indeterminable additional shares of common stock as may become issuable as a result of any future anti-dilution adjustments in accordance with the terms of those securities registered hereunder.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. Based on the average high and low prices reported for the registrant's common stock on the Nasdag Stock Markets on August 14, 2001
(3) Calculated pursuant to Rule 457(o) of the Securities Act.
(4) Includes shares of common stock issuable under (i) five year warrants to purchase 1,314,664 shares of common stock issued to the purchasers of the Registrant's 8% convertible secured notes due May 30, 2002, (ii) five year warrants to purchase 750,000 shares of common stock issued to Refco Capital Markets Ltd. under an equity line of credit agreement dated June 20, 2001 with the Registrant, and (iii) five year warrants to purchase 1,261,250 shares of common stock issued to the holders of Registrant's 8% notes in consideration of their consent to certain additional financing transactions by the Registrant.
(5) Represents 200% of the 2,458,824 shares of common stock issuable upon conversion of $1,045,000 of 8% notes issued in June 2001, at an assumed conversion price of $0.425 per share.
(6) Includes shares of common stock subject to future issuance under the equity line of credit agreement, dated June 20, 2001 with Refco Capital Markets Ltd.
(7) Represents shares of common stock issued in consideration of investor relations and consulting services provided to the Registrant since 1998.
(8) These shares have already been issued and are being registered for resale by the selling shareholders.
(9) Includes (a) 185,000 shares issued to senior management and (b) 133,333 shares subject to future issuance upon exercise of fully vested options.




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 27, 2001

                                   PROSPECTUS

                               15,532,395 Shares

                                  COMMON STOCK

                        TEAM COMMUNICATIONS GROUP, INC.

                             ---------------------

  The selling shareholders named in this prospectus may offer and sell, from time to time, up to 15,532,395 shares of our common stock. 7,524,062 of these shares were issued or are issuable in connection with a June 2001 private placement of $1,045,000 of our 8% convertible notes and warrants; 6,000,000 additional shares are subject to future issuance under an equity line of credit agreement we entered into in July 2001; 2,011,750 shares are issuable upon exercise of warrants we sold in connection with such equity line of credit agreement; 318,333 shares consisting of 185,000 shares issued to senior management and shares underlying stock options; and 940,000 shares were issued for services rendered to us since 1998. Accordingly, we are registering on behalf of the named selling shareholders:

  . 4,917,648 shares of our common stock, issuable upon conversion of our 8% convertible notes which we issued in June 2001 and which mature on May 30, 2002;

  . 3,326,414 shares of our common stock, issuable upon the exercise of common stock purchase warrants we issued in between June and August 2001;

  . 6,000,000 shares of our common stock which we are reserving for future issuance under an equity line of credit agreement, dated July 20, 2001, between our company and Refco Capital Markets, Ltd.;

  . 318,333 shares of our common stock consisting of 185,000 shares issued to senior management for services rendered and 133,333 shares for future issuance upon exercise of outstanding stock options;

  . 940,000 shares of our common stock we issued for services previously rendered; and

  . 30,000 shares of our common stock we issued as finders fees and in connection with our recent sale of 8% convertible notes and warrants.

     We will not receive any part of the proceeds from the sale of these shares by the selling shareholders. We will, however, receive proceeds upon the exercise of warrants by the selling shareholders who hold our common stock purchase warrants. Our common stock is traded on the Nasdaq National Market System under the symbol "TMTV." On August 6, 2001, the last reported sale price of our common stock was $0.61.

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS THAT WE DESCRIBE IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this prospectus is [                         ], 2001.

                              [Inside Front Cover]

                       [The "Team Communications " logo]

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any offer or sale of our common stock. In this prospectus, "Team," "we," "us" and "our" refer to Team Communications Group, Inc. and its subsidiaries.

                                  ___________

                               TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----

Prospectus Summary.............................................................................................    3
Risk Factors...................................................................................................
Forward-Looking Statements.....................................................................................
Use of Proceeds................................................................................................
Dividend Policy................................................................................................
Market Information.............................................................................................
Capitalization.................................................................................................
Dilution.......................................................................................................
Management's Discussion and Analysis of Financial Condition and Results of Operations..........................
Business.......................................................................................................
Management.....................................................................................................
Principal Shareholders.........................................................................................
Plan of Distribution...........................................................................................
Selling Shareholders...........................................................................................
Related Party Transactions.....................................................................................
Description of Capital Stock...................................................................................
Shares Eligible for Future Sale................................................................................
Legal Matters..................................................................................................
Experts........................................................................................................
Where You Can Find Additional Information......................................................................
Index to Consolidated Financial Statements.....................................................................

  Until [_________________, 2001], all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and the financial statements and the related notes.


Overview

  We are engaged in the development, production and distribution of a variety of television programming, including feature films, dramatic series, and made-for-television movies and mini-series for exploitation in the domestic and international television markets.

  We derive substantially all of our revenues from distribution fees from the licensing of programming acquired from others, and the marketing and licensing of our original programming. In the United States, our production activities have focused on programming produced for cable and network television channels such as The Discovery Channel, The Family Channel, Showtime Networks and USA Network.

  We develop concepts and acquire literary and other story properties to serve as the basis for our series, pilot films, or made-for-television movies. If a script is accepted for production as a television movie or pilot, or if a pilot is accepted for production as a series, we and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which we generally attempt to cover a significant portion of our production costs and overhead. We do not customarily approve production of any genre unless we have pre-sold the property to a United States television network or a station group.

  With respect to series for the networks, HBO, Showtime and other cable channels, we generally attempt to negotiate significant license fees for both series and television movies. To the extent production costs exceed the advances we receive from the network, we attempt to cover such excess production costs from working capital, third party financing, projected sales of the episodes in the foreign marketplace, or a combination of these financing techniques.

Operations

  Our operations are currently divided into two principal segments: production and development, and the worldwide distribution of television programming.

  Production and Development

  The production of television programming involves:

      . the development of a creative concept into a television script or teleplay;

      . the selection of talent, including actors, directors and other creative personnel; and

      . the filming, technical and post-production work necessary to create a finished product ready for telecast.

          In 2000, we produced, directly or in conjunction with third parties, series of episodes and television movies which included:

        . 13 episodes for MTV of a one hour series called "Live Through This;" . the final four episodes of "Destination: Style" for Discovery's
           Travel Channel;
        . five episodes of one-hour dramas called "The Call of the Wild," based on Jack London's classic novel, for Discovery's Animal Planet (this series began production in November 1999 with our Canadian production partner. After producing a total of 13 episodes through fiscal 2001, we do not anticipate continuing production of further episodes of this series;
        . a two hour movie for ABC called "Final Jeopardy" which was broadcast on April 9, 2001; and
        .  a two-hour movie for MTV called "Anatomy of a Hate Crime."

          Distribution

          The principal part of our business is the worldwide marketing and distribution of our own television products and products acquired from third-party producers. Our current film library includes selected distribution rights to approximately 500 titles containing approximately 1,800 programming hours of family, dramatic, documentary series, television movies and theatrical motion pictures. We distribute these products worldwide, although our distribution rights to some of our titles are limited to specified countries. With the rapid increase of networks and cable and satellite channels, we believe that there is an expanding demand for top-quality programming.

Our Business Strategy

          Our strategy is to fulfill the worldwide demand for television programming by:

        . expanding the activities of our development and production and distribution operating segments;

        . acquiring additional film, television and video libraries for worldwide distribution; and

        . entering into joint ventures and strategic alliances with, or acquisitions of, domestic and international unaffiliated third parties; which we believe will reduce our financial risks.

       Subject to restructuring our indebtedness and obtaining the necessary financing, we intend to acquire, co-produce and co-finance other made for television series, movies and mini-series from third party producers in order to increase our programming library and distribute such products on a worldwide basis. We believe that there are unique business opportunities to acquire other emerging companies, as well as more established production and distribution entities, which are engaged in programming development, production, distribution (including the dissemination of product on and through the Internet) and other related media investments. While the number of distribution channels has been increasing, we believe there are economic incentives, including economies of scale and depth of financial and programming capability, for programmers and distribution entities to consolidate.

       We are currently in various stages of discussion with domestic and foreign producers of television films to establish strategic alliances and/or joint ventures relating to the distribution and merchandising of their products. However, our ability to consummate and implement any of these proposed arrangements is subject to our ability to obtain much needed financing which, in turn, may be adversely impacted by our recent negative financial disclosures and pending litigation and governmental investigations. In addition, we face a service liquidity crisis and have recently adopted a restructuring plan which includes substantial staff reductions and suspension of all production activities, pending our efforts to effect compromised reductions in our accounts payable and other liabilities. See "Recent Adverse Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.

Recent Adverse Developments

          In early 2001, our board of directors was notified by our chief financial officer of certain irregularities in a number of transactions, including arrangements entered into by our Team Dandelion subsidiary in the United Kingdom. As a result of these developments:

        . our former chairman and chief executive officer resigned and new senior executive officers were retained;

        . we were required to substantially restate our fiscal 1999 statement of operations and incurred a $42.7 million net loss for the year ended December 31, 2000;

        . on and after March 9, 2001, a number of shareholder class action lawsuits were filed in the United States District Court for the Central District of California against our company, the former chief executive officer and a former chief financial officer;

        . the United States Securities and Exchange Commission is currently conducting an investigation into these matters;

        . we closed our operations in the United Kingdom any Germany and wrote-off our investment in our Team Dandelion subsidiary, although we continue to maintain and license the Dandelion library of theatrical motion pictures and television series; and

        . we continue to face severe working capital and cash liquidity shortages.

     As of July 31, 2001 our monthly operating expenses of approximately $400,000 exceeded by approximately $300,000 per month, our monthly cash revenues from distribution of our existing him library. On August 20, 2001, in an effort to achieve a positive cash flow from operations and attract additional financing, our board of directors adopted a restructuring plan. The purpose of the restructuring plan is to effect negotiated payment arrangements with our existing senior secured creditors and reduce out accounts payable, accrued expenses and other unsecured liabilities through compromises of amounts owed to our vendors and other persons with claim against our company. Under the terms of such restructuring plan:

        . we reduced our paid staff to only three persons, whose primary function over the next 60 to 90 days will be to seek to negotiate arrangements with our creditors;

        . we intend to terminate all employment agreements, effective as of August 20, 2001 with all senior executive officers of the Company; and

        . we will seek to make arrangements with certain of our existing executive officers including Michael J. Solomon, our chairman and chief executive officer, to continue to provide, without further cash compensation ongoing services, as requested by our board of directors for the next 60 to 90 days.

     Mr. Solomon, our chairman and chief executive officer, has agreed to these arrangements and our other executive officers are currently evaluating their options. There can be no assurance at this time that our proposed restructuring plan will be successful, that we will be able to attract any additional external financing, or otherwise successfully overcome these significant obstacles.

       Although we are relying heavily on the business experience, reputation and expertise of Michael Jay Solomon and other members of our new management team to reestablish confidence in our company, there can be no assurance at this time that we will be able to successfully overcome these obstacles.

Recent and Proposed Sales of Securities

8% Notes and Warrants

       Effective as of May 30, 2001, we completed a private offering of our securities comprised of:

        . $1,045,000 in our 8% convertible notes due May 30, 2002, which notes are convertible into shares of our common stock at a conversion price equal to the lower of $1.00 or 80% of the average of the three lowest closing bid prices for our common stock for the 15 trading days prior to the date of conversion;

        . Warrants, exercisable until May 30, 2006, entitling the holder to purchase an aggregate of 1,314,664 shares of our common stock at an exercise price per share of $1.00; and

        .  30,000 shares of our common stock to be issued to certain finders;
           and

       The discount attributable to the value of the warrants as calculated using the Black-Schols model and the value of the equity conversion features exceeded the face value of the convertible notes. As a result the notes were fully discounted and the discount was recorded as additional paid in capital. The discount will be amortized on a straight-line basis over 1 year giving an effective interest rate in excess of 100%.

Equity Line of Credit Agreement

       On June 20, 2001, we entered into an equity line of credit agreement with Refco Capital Markets Ltd. under which we have the right (but not the obligation) under certain conditions to sell a minimum of $100,000 per month of our common stock to such purchaser at formula prices based on 85% of the prevailing average per share trading price of our common stock. In view of the currently low price levels at which our common stock trades, we do not presently intend to utilize such equity line of credit. However, our liquidity and capital requirements may necessitate the use of such facility. Accordingly, we are registering in the registration statement of which this prospectus is a part 6,000,000 of our shares of common stock for future issuance under such equity line of credit.

       In consideration for its purchase commitment under the equity line of credit agreement, on June 20, 2001 we agreed to issue to Refco Capital Markets Ltd. warrants, exercisable until June 20, 2006, entitling the holder to purchase an aggregate of 750,000 shares of our common stock at an exercise price per share of $1.56.

       On August 20, 2001, we agreed, in consideration for their consent to our immediately consummating additional financings of up to $5,000,000 of securities, to

        . pay to Refco Capital Markets Ltd. the sum of $100,000 at the rate of 5% of all proceeds we receive from any such additional financings;

        . reduce the exercise price of all warrants we issued to the holders of the 8% convertible notes and to Refco from $1.56 per share to $0.50 per share; and

        . issue to the holders of our 8% notes, warrants to purchase an additional 1,261,750 shares of our common stock at an exercise price of $0.50 per share.

This Offering

Common shares offered by the selling shareholders (1)               15,532,395 common shares

Common shares currently outstanding (2)                             14,401,339 common shares

Common shares outstanding after the offering (1)(3)                 29,933,734 common shares

Use of Proceeds (4)                                                 We will not receive any of the proceeds from
                                                                    the sale of common shares by the selling
                                                                    shareholders.

Risk Factors......................................................  See "Risk Factors" and other information included in this prospectus for a discussion
                                                                    of factors you should consider before
                                                                    deciding to invest in our common shares.

Nasdaq NMS Symbol.................................................  "TMTV"

_______________

(1) Includes (i) 4,917,648 shares being offered by the selling shareholders upon full conversion of $1,045,000 of our 8% convertible notes issued in June and July 2001, (ii) 1,314,664 shares being offered assuming full exercise of the warrants issued to holders of our 8% convertible notes, (iii) 750,000 shares being offered assuming full exercise of the warrants issued to Refco Capital Markets Ltd. under an equity line of credit agreement, dated July 20, 2001,
    (iv) 6,000,000 shares which may be sold to Refco Capital Markets Ltd. under the equity line of credit agreement, (v) 1,261,750 shares being offered assuming full exercise of the warrants issued to certain holders of our 8% convertible notes in August 2001, in consideration for their consent to our issuance of up to $5.0 million of additional equity and equity type securities, (vi) 940,000 shares issued in partial consideration of investor relations and other consulting services provided since 1998 and (vii) 30,000 shares issued to certain finders in connection with the sale of our convertible notes.

    Under the terms of our agreement with the purchasers of the 8% convertible notes, we have agreed to register under the Securities Act a number of shares of our common stock equal to 200% of the amount of shares necessary to allow each note holder to be able to convert all 8% notes at the then applicable conversion price. For purposes of registering shares under this prospectus we are assuming a $0.425 per share conversion price representing the same per share conversion price as the shares issuable under our proposed 10% notes and Series A preferred stock. At such conversion price only 2,458,824 shares would be issued upon full conversion of all $1,045,000 of 8% notes, and the remaining 2,458,824 shares being registered under this prospectus would not be issued.. The actual number of shares of our common stock issuable upon conversion of the notes may significantly differ from the number of shares being registered under this prospectus.

(2) The number of outstanding shares does not include (i) 2,880,800 shares reserved for issuance upon exercise of outstanding stock options; and (ii) 427,121 shares reserved for issuance upon conversion of outstanding warrants other than the warrants subject to this prospectus, referred to as "other warrants" in this prospectus.

(3) The increase in the number of outstanding shares is solely attributable to the sale of shares of common stock issuable or issued in connection with the transactions described in footnote (1) above.

(4) We will, however, receive the proceeds from the issuance of shares upon exercise of warrants issued and proposed to be issued to the selling shareholders in connection with our recent and contemplated financings.

Summary Historical Financial And Operating Data

     The summary historical financial and operating data set forth below is presented to reflect our operations. This data is provided solely for informational purposes and is not necessarily indicative of future results. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of operations" and our financial statements and the notes thereto appearing elsewhere in or incorporated by reference into this prospectus.

                                dollars in thousands (except per share data)

                                         Years ended December 31,                Six months ended
                                         ------------------------                ----------------
                                                                                      June 30,
                                                                                      --------
                                                       1999                                    2000
                                  1997      1998    (restated)      2000          2001      (restated)
                                  ----      ----    ----------      ----          ----      ----------
Revenues                       $  6,876   $ 13,582   $ 13,612    $ 14,932       $ 5,421.8  $ 12,773.6
Cost of revenues                  2,355      9,076      7,335      32,018        (4,348.6)  (10,874.7)
Bad debt expense                   --         --          662       5,375             --          --
General and administrative
expense                           3,245      3,274      7,771      12,416        (2,947.3)   (1,518.9)
Earnings (loss) from
operations                        1,275      1,232     (2,494)    (38,376)       (3,611.6)     (603.0)
                               --------   --------    --------    -------        --------     -------
Earnings (loss) before
income taxes                        447        532     (3,216)    (38,558)       (5,422.9)     (235.6)
                               --------   --------   --------    --------        --------     -------

Net income (loss)              $    447   $    405   $ (4,251)   $(42,665)     $ (5,422.9)  $(4,235.6)

Net income (loss) per shares
- basis and diluted            $   0.25   $   0.17   $  (0.72)    $ (3.09)     $    (0.38)  $   (O.31)
Weighted average number of
shares outstanding                1,822      2,434      5,928      13,798        14,401.3    13,578.6


                                                                                  As of March 31, 2001
                                                                                  --------------------
                                                                                      (in thousands)
Balance Sheet Data:
        Cash and cash equivalents ................................................      $    705.6
        Working capital (deficit) ................................................       (13,550.7)
        Total assets .............................................................        17,876.7
        Total liabilities ........................................................
        Total shareholders' equity (deficit) .....................................      $  6,747.8



Additional Information

  We were incorporated under the laws of the State of California in 1995. Our principal executive offices are located at 11818 Wilshire Boulevard, Suite 200, Los Angeles, California 90028, and our telephone number is (310) 312-4400. Our common stock is traded on the Nasdaq National Market System under the symbol "TMTV" and is traded on the Neuer Market in Germany under the symbol "TME." Our worldwide website is www.teamtv.com. The information
                     --------------
on our website is not incorporated by reference into this registration statement and should not be relied upon as part of this offering.

                                  RISK FACTORS

  You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock. Additional risks and uncertainties not presently known to us may also harm our business. If any of the following events actually occur, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.

Risk Factors Relating to our Business

We have a history of substantial recent losses and negative cash flow from operations; and our accountants have express their doubts regarding our ability to continue as a going concern.

  As noted in the Report of Independent Certified Public Accountants included elsewhere herein, we have experienced significant operating losses which raise doubt about our ability to continue as a going concern. For the six months ended June 30, 2001 and the two years ended December 31, 2000 and 1999, we had negative cash flows from our operations of $3,401,700, $30,700,2000 and $14,737,100, and incurred net losses of $5,422,900, $42,665,100 and $4,250,000, respectively. In addition, we are only currently generating approximately $100,000 per month in revenues from the distribution of our film libraries. We cannot assure you that we will ever be able to be profitable in the foreseeable future or that we will be able to generate positive cash flow from our operations.

We have a significant working capital deficit, our operating expenses exceed our operating income and we continue to require additional working capital to maintain our business.

  Our monthly operating expenses continue to exceed our monthly operating income by approximately $390,000 per month. As of June 30, 2001, our accounts payable, accrued expenses and other current liabilities exceeded our cash and trade receivables by in excess of $6.1 million, resulting in a significant working capital deficit. We continue to require additional working capital to enable us to pursue our business objectives. We have recently adopted a debt restructuring plan designed to further reduce our operating expenses and liabilities. In such connection, we reduced our paid staff to only a few personnel whose primary function will be to seek to make compromise payment arrangements with our secured and unsecured creditors over the next 60 to 90 days. We cannot assure you that our debt restructuring effort will prove successful or that we will be able to obtain additional working capital financing to fund our operations, or if obtained, that we will ever be able to achieve or sustain significant revenues or profitability. If our restructuring efforts do not prove successful it is probable that we will be required to seek court protection under the federal bankruptcy laws.

We rely on certain customers and maintain a substantial allowance for possible uncollectible receivables.

      As of December 31, 2000, we restated approximately $12.0 million of the accounts receivable reflected on our balance sheet as a result of our conclusion that certain assets and contractual arrangements lacked economic substance. After giving effect to such write-off, we had approximately $1.4 million in receivables net of reserves, 50% of which were represented by one customer. To cover the possibility that one or more of our customers could fail to pay monies owed to us, we currently maintain an allowance for doubtful accounts of approximately $14.2 million. If we are required to make an additional allowance for these receivables, our results of operations and financial condition in future periods could be adversely affected. Since December 31, 2000, we have collected approximately $544,000 of our December 31, 2000 receivables.

Dependence on intellectual property rights and risk of infringement of third-party intellectual property rights.

      Our business depends upon the protection of the intellectual property rights that we have to our film properties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and exploit our products. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our film properties, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. and Europe. If we cannot manage to obtain the copyrights of attractive film properties, our business, financial condition and results of operations will be adversely affected.

      In recent years, there has been significant litigation in the U.S. involving intellectual property rights. We may become party to litigation in the future to protect our intellectual property rights or as a result of the alleged infringement of other's intellectual property. These claims and any resulting lawsuits could subject us to significant liability and invalidation of our property rights. Such litigation could also force us to take measures harmful to our operations, such as to stop selling certain products or to obtain a license from the owner of infringed intellectual property. Any such infringement claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and materially adversely affect our financial condition and results of operations.

We may not be able to manage our growth.

      Subject to obtaining sufficient financing, we intend to pursue a strategy which management believes may result in rapid growth. As our anticipated development, production and distribution activities increase, it is essential that we maintain effective controls and procedures regarding critical accounting and budgeting areas. There can be no assurance that rapid growth will occur or that, if such growth does occur, that we will be able to successfully manage such expanded operations.

We depend on our key personnel to manage our business effectively.

      Our success depends largely upon the skills, experience and performance of our executive officers and key employees. Our Chairman and Chief Executive Officer, Michael Jay Solomon, is of particular importance to our worldwide operations. If we lose one or more of our key employees without finding appropriate replacements or if we fail to attract and retain highly skilled personnel, our financial condition and results of operations could be materially adversely affected.

We face the risk of litigation and delisting of our shares.

      As a result of our public announcement in February 2001 in which we disclosed the adverse financial results for fiscal 2000, we were named as a defendant in a number of class action suits in March 2001. The amounts of damages sought in these lawsuits are unspecified. We cannot assure you that our insurance will cover us or, if we are covered, that it will be adequate to fully pay damages, if any, and expenses we may incur from this litigation. In addition, the existence of this litigation may materially and adversely affect our ability to raise much needed capital. The Securities and Exchange Commission is currently reviewing the events and circumstances leading up to the restatement of our 1999 financial statements and extensive net losses in 2000. The SEC could seek to take action against us. In addition, if we fail to comply with the quantitative criteria for continued listing on The Nasdaq Stock Market or otherwise fail to comply with certain corporate governance commitments made to Nasdaq, proceedings may be commenced to de-list our common stock from trading on the Nasdaq National Market System. Either of such events would have a material adverse effect on our financial condition and prospects.

We may experience fluctuations in our quarterly operating results.

  We anticipate our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control. For the foreseeable future, we expect to enter into a finite number of discrete projects, and the length of the development, production and distribution cycles for these projects is difficult to predict and may change. As a result, we expect our quarterly operating results to fluctuate. Our financial results may, as a consequence of quarterly revenue fluctuations, fall short of the expectations of analysts or investors. If this occurs, the price of our common stock may decline.

The television industry is highly speculative and involves a substantial amount of risk.

  Substantially all of our revenues are derived from the production and distribution of television products. The television industry in general, and the development, production and distribution of television programs in particular, is highly speculative and involves a substantial degree of risk. Since each project is an individual artistic work and its commercial success is primarily determined by audience reaction, which is volatile and unpredictable, we cannot assure you that any entertainment property will make money. Even if a production is a critical or artistic success, we cannot assure you that it will be profitable. In particular, to the extent that our product caters to the tastes of television audiences in the United States, our results may be affected by the inability to attract audiences in our newly addressed markets, especially Europe. If we are unable to attract productions which compete effectively in the global marketplace, our financial condition and results of operations could be materially adversely affected.

We face general risks particular to the television industry, including competition from competitors that are larger than us and who have greater capital resources and competitive advantages.

  We are subject to certain factors affecting the television industry generally, such as

  .  sensitivity to general economic conditions;
  . critical acceptance of our products; and . intense competition.

       Many of our competitors are substantially larger than we are, have been in business longer than we have and have more resources at their disposal. The television industry is currently evolving into an industry in which certain multi-national, multi-media entities, because of their control over key film, magazine, and/or television content, as well as key network and cable outlets, will be able to dominate certain communications industry activities in the United States and abroad. These competitors have numerous competitive advantages, including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.

The television industry is capital intensive and there is no guarantee that we will be able to obtain the capital that we need to successfully compete in the television industry.

       The television industry is highly capital intensive. Our operations have been characterized by ongoing capital shortages caused by extensive expenditures in acquiring or producing television films, slowness in collecting receivables and the inability to establish an adequate long term banking relationship. For example, in November 1999, we completed a public offering of our securities in Germany, resulting in net proceeds to us of approximately $31,500,000. However, as a result of debt repayments and substantial expenditures in 2000, our cash position was only $705,600 as of June 30, 2001. In an effort to preserve our remaining cash resources, we have undertaken to substantially reduce our operating expenses. We are also actively seeking private sources of financing, including increasing our bank lines and obtaining additional equity from third party sources. Although we recently received a $1,000,000 net increase in our banking facility and $1,045,000 from the sale of our 8% convertible notes, we fully utilized our credit facility and continue to require additional capital resources to expand our business. We cannot assure you that such additional financing will be available on commercially acceptable terms, if at all. We also cannot assure you that once we commit to produce a series which has been licensed to a network, that the network will order and broadcast enough episodes that we can syndicate the series in the United States. Typically, there needs to be at least 65 episodes of a series produced in order to "strip" or syndicate the series in the daily re-run market. Networks can generally cancel a series at stated intervals and, accordingly, do not commit in advance to exhibit a series for more than a limited period. If a series is canceled before the minimum number of shows necessary to syndicate or "strip" have been produced, there is the risk that the production costs of the project will not be fully recovered. Similar risks apply for a series produced for a non-network medium.

Our revenues and results of operations are dependent upon the timing and success of the television programming we distribute.

       Our revenues and results of operations are significantly dependent upon the timing and success of the television programming we distribute, which cannot be predicted with certainty. Revenues for any particular program may not be recognized until the program is produced and available for delivery to the licensee. Production delays may impact the timing of when revenues may be recognized under generally accepted accounting principles. Significant sales of our product take place at the industry's major selling markets, the most important of which are MIP-TV and MIPCOM-TV, the International Film and Program Market for TV, Video, Cable & Satellite, which take place in France in the second and fourth quarters, respectively, and NATPE, which takes place in the United States in January. Finally, production commitments are typically obtained from networks in the spring, although production activity and delivery may not occur until later periods. We may experience significant quarterly variations in our operations, and results in any particular quarter may not be indicative of results in subsequent periods. Such variations may lead to significant volatility of our share price.

Our results of operations are affected by the allocation of our resources and revenues between products that we produce and products which we distribute.

       Our results of operations are also affected by the allocation of revenue between products we produce or purchase as compared to products which we distribute on behalf of third party producers and for which we are paid a distribution fee. In addition, our margins are also affected by the age of the product which we acquired from third parties or previously produced. Where we are paid a distribution fee, our expenses as a percentage of revenue will typically be higher, and our margins lower, because we record as an expense the participations owing to the copyright owners. When exploiting products we own outright, we do not record such expenses and our margins will typically be higher. With respect to sales of our own product, rather than recording a participation expense, we record as an expense the amortization of our acquisition or production costs, which amortization is typically recognized over several financial reporting periods. Sales of older products owned by us, where acquisition or production costs may be substantially or fully amortized, will have significantly higher margins than initial sales on newer products where the sales potential of the product has not been tested and we are incurring significant production costs.

We have no current intention to pay dividends.

       We presently do not pay dividends to holders of our common stock and do not plan to pay dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. Our future dividend policy is within the discretion of our board of directors and will depend upon a variety of different factors such as our results of operations, financial condition, capital requirements and financial investment opportunities.

Risk Factors Relating to our Common Stock

The market price of our common stock has declined steadily over the past few months.

  The market price of our common stock has declined since February 2001 from approximately $3.3125 per share to $0.61 per share as at August 6, 2001.

We engaged in financings and are considering an additional financing on terms which may have an adverse impact on the price of our common stock.

  In order to raise much needed working capital we were required to issue $1,045,000 of notes in May and June 2001 which are convertible into shares of our common stock at the lower of $1.00 per share or 80% of the three lowest closing bid prices of our common stock for the 15 trading days prior to the conversion date. As a result, a minimum of 1,045,000 of our shares will be issued to note holders upon conversion of these notes, irrespective of the future trading price of our shares, and substantially more shares could be issued upon conversion. We have registered 4,917,648 shares under this prospectus for potential issuance upon conversion of such notes.

  On June 20, 2001 we entered into a two year equity line of credit agreement with an unaffiliated third party which under certain circumstances, entitles us to sell and requires the investor to purchase our common stock on a monthly basis at a price per share equal to 85% of the weighted average price per share of our common stock. In view of the current market price of our common stock, we have no present intention of issuing shares under such equity line of credit agreement. However, in the absence of alternative financing our ongoing capital requirements may necessitate issuing shares thereunder. Accordingly, we are registering 6,000,000 of our shares in this prospectus for potential future issuance under such equity line of credit agreement.

  The below market conversion prices of our 8% convertible notes and the mere existence of our equity line of credit agreement may adversely impact the future performance and market price of our publicly traded stock.

Our common stock price is likely to be highly volatile.

  Our common stock has been listed on the Nasdaq Small Cap Market since July 29, 1998 and on the Frankfurt Stock Exchange's Neuer Market since November 29, 1999. On April 24, 2000, our stock commenced trading on the Nasdaq National Market System. The market prices for securities of companies with limited operating history, including us, have historically been highly volatile both on Nasdaq and the Frankfurt Stock Exchange's Neuer Market. Significant volatility in the market price of our common stock may arise due to factors such as:

   .  our developing business;
   .  a continued negative cash flow from operations;
   .  our low price per share;
   .  relatively low public float;
   .  variations in quarterly operating results;
   .  general trends in the television industry;
   . the number of holders of our common stock; and . the interest of securities dealers in maintaining a market for our common stock.

      As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

  In recent months, the stock market in general, and particularly as it relates to companies with companies like ours which anticipate losses for the foreseeable future, has been extremely volatile, and the market price of our common stock is likely to be highly volatile. We cannot assure you that our common stock will trade at the same levels as the capital stock of other entertainment or television production and distribution companies. Market volatility may materially harm the market price of our common stock, regardless of our operating performance.

Our existing public shareholders have incurred and may expect to incur substantial dilution and reduction in the value of their investment in our company.

  Both the market value and enterprise value of our company has substantially declined as a result of the significant financial reversals in 2000 which we announced in early 2001. Shareholders who purchased our common stock prior to February 2001 and who retain such shares have incurred and may expect to incur a substantial reduction in both the per share value of their investment as well as in their percentage of the outstanding common stock of our company on a fully-diluted basis, after giving effect to the conversion of all outstanding convertible securities and the exercise of all outstanding warrants we issued and agreed to issue in transactions we recently consummated and are currently considering.

The sale or availability for sale of substantial amounts of our common stock could cause our stock price to further decline.

  Sales of substantial amounts of our common stock in the public market after the completion of this offering or the public perception that these sales could occur could cause a decline in the market price of our common stock and could impair our future ability to raise capital through offerings of our common stock. There will be 29,933,734 shares of common stock outstanding immediately after this offering, assuming full exercise of the warrants and conversion of the 8% convertible notes. The 15,532,395 shares registered in this registration statement will, if and when issued, be freely tradable without restriction or further registration under the Securities Act. The sale of substantially all of such shares during a limited period may cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

  Some of the matters described in this prospectus contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements about our:

     .    Business strategy;
     . Ability to introduce new or enhanced services and the anticipated growth in revenue from these services;
     .    Uncertainty regarding our future operating results; and
     . Plans, objectives, expectations and intentions contained in this prospectus that are not historical.

  All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward- looking statements, although not all forward-looking statements contain these identifying words.
All forward-looking statements speak only as of the date of this prospectus.
You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS

  All proceeds from any sale of the shares of our common stock offered, less commissions and other customary fees and expenses, will be paid directly to the selling shareholders selling the offered shares. We will not receive any cash proceeds from this offering. Upon the exercise of any warrant or stock options, however, we will receive the exercise price. We will not receive any cash proceeds upon conversion of the notes. We cannot assure you that all or any of the warrants or stock options will be exercised prior to their expiration, nor can we assure you of the timing of our receipt of exercise proceeds. Assuming that all 3,326,414 warrants we issued in June through August 2001 are exercised, we would receive aggregate proceeds of approximately $1,663,207. However, such warrants contain "cashless exercise" features, which entitles the holder to cancel his warrant and receive, for no cash payment, a reduced number of our shares based upon the "spread" between the then market value of our common stock and the exercise price. If the 133,333 options are exercised, we will receive aggregate proceeds of approximately $105,000.

  To the extent we receive cash upon exercise of any warrants, we intend to use such proceeds for general corporate purposes.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will pay dividends in the future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

                               MARKET INFORMATION

          Our common stock is listed and trades on the Nasdaq National Market System under the symbol `TMTV." The following table sets for the high and low sales prices for our common stocks as reported on the Nasdaq National Market System for the periods indicated. On June 30, 2001, the last reported sales price was $1.14 per share and there were approximately 66 shareholders of record.

                                                                                   High                      Low
                                                                        -------------------------  -------------------------
Fiscal 2001
-----------
First Quarter................................................                    $ 4.06                    $ 0.50
Second Quarter...............................................                    $ 1.45                    $ 0.44

Fiscal 2000
-----------
First Quarter................................................                    $19.50                    $ 4.06
Second Quarter...............................................                    $16.00                    $ 7.56
Third Quarter................................................                    $ 9.00                    $ 5.88
Fourth Quarter...............................................                    $ 7.75                    $ 1.94

Fiscal 1999
-----------
First Quarter................................................                    $ 2.87                    $ 1.75
Second Quarter...............................................                    $10.25                    $ 2.75
Third Quarter................................................                    $ 8.18                    $ 6.00
Fourth Quarter...............................................                    $ 7.94                    $ 4.56

Fiscal 1998
-----------
First Quarter................................................                       N/A                       N/A
Second Quarter...............................................                       N/A                       N/A
Third Quarter................................................                    $ 5.75                    $ 1.50
Fourth Quarter...............................................                    $ 3.25                    $1.313


                                 CAPITALIZATION


  The following table sets forth our capitalization at June 30, 2001, and as adjusted to give effect to the conversion of our 8% notes into common stock, the exercise of warrants and the application of the net proceed therefrom as described under "Use of Proceeds." This presentation should be read in conjunction with our historical financial statements and the related notes thereto included elsewhere herein.



                                                                               As of June 30, 2001
                                                                           ---------------------------
                                                                              Actual     As Adjusted
                                                                           ------------ --------------
Total Indebtedness:
 Notes Payable............................................................  $   8,613.0  $     8,525.9
                                                                           ------------ --------------
Total Indebtedness........................................................      8,613.0        8,525.9
Shareholders' equity......................................................      6,747.8        8,287.7
                                                                           ------------ --------------
  Total capitalization....................................................  $  15,360.8  $    16,813.6
                                                                           ============ ==============

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following selected financial and operating data should be read in conjunction with and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial staternents and the notes thereto appearing elsewhere in this prospectus. The income statement data and balance sheet data as of and for each of the four years ended December 3 1 , 2000 are derived from our consolidated financial statements, which have been audited by Stonefield Josephson, Inc., independent auditors. The income statement data and balance sheet data as of and for the six months ended June 30, 2001 are derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus.

                                                  Statement of Operations Data

                                          dollars in thousands (except per share data)


                                       Years ended December 31.            Six months ended June 30,
                             ------------------------------------------    --------------------------
                                                     1999                      2001
                               1997       1998    (restated)     2000       (restated)       2000
                             --------   --------   --------    --------    ------------  ------------
Revenues                     $  6,876   $ 13,582   $ 13,612    $ 14,932    $    5,421.8  $   12,773.6
Cost of revenues                2,355      9,076      7,335      32,018        (4,348.6)    (10,874.7)
Bad debt expense                 --         --          662       5,375
General and
administrative expense          3,245      3,274      7,771      12,416        (2,947.3)     (1,518.9)
Earnings (loss) from
operations                      1,275      1,232     (2,494)    (38,376)       (3,611.6)       (603.0)
Earnings (loss) before
income taxes                      447        532     (3,216)    (38,558)       (5,422.9)       (235.6)
                             --------   --------   --------    --------    ------------  ------------
Net income (loss)            $    447   $    405   $ (4,251)   $(42,665)   $   (5,422.9) $   (4,235.6)
Net income (loss) per
shares - basis and diluted   $   0.25   $   0.17   $  (0.72)   $  (3.09)   $      (0.38) $      (0.31)
Weighted average number
of shares outstanding           1,822      2,434      5,928      13,798        14,401.3      13,578.6


                                                                                     Year ended December 31,
                                                                                   ---------------------------
                                                                                                                  Six months
                                                                                       1999                         Ended
                                                                                    (restated)       2000        June 30, 2001
                                                                                   -----------    ------------   -------------
Balance Sheet Data
   Cash and cash equivalents ...................................................   $  21,088.7    $    2,610.8     $    705.6
   Working capital (deficit) ...................................................      17,001.3        (7,589.5)     (13,550.7)
   Total assets ................................................................      60,742.0        30,615.0       24,624.5
   Total liabilities                                                                  13,503.9        20,494.8       17,876.7
   Total shareholders' equity (deficit) ........................................      47,238.1    $   10,120.2        6,747.8
   Net tangible book value per share . .........................................          8.35    $       0.73     $     0.47

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis together with the financial statements and the notes to those financial statements and the other financial information included elsewhere in this prospectus. You should also review carefully and consider the various disclosures made by us elsewhere in this prospectus relating to our business, including under the captions "Risk Factors" and "Business." For the purposes of this section of this prospectus, "Team" refers to Team Communications Group, Inc. and not its subsidiaries. When used in conjunction in the following discussion, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties, which could cause results to differ materially from those projected including, but not limited to those set forth in "Risk Factors."

  The following discussion and analysis of our financial condition and results of operations for the fiscal years ended December 31, 2000 and 1999 together with our interim results of operations for the three month period ending March 31, 2001 should be read in conjunction with our financial statements included elsewhere in this prospectus.

General Discussion

  We derive substantially all of our revenues from distribution fees from the licensing of programming acquired from others, and the licensing of our original programming.

  We develop concepts and acquire literary and other story properties to serve as the basis for our series, pilot films, or made-for-television movies. If a script is accepted for production as a television movie or pilot, or if a pilot is accepted for production as a series, we and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which we generally attempt to cover a significant portion of our production costs and overhead. We do not customarily approve production of any genre unless we have pre-sold the property to a United States television network or a station group.

  With respect to series for the networks, HBO, Showtime and other cable channels, we generally attempt to negotiate significant license fees for both series and television movies. In many cases, we may invest additional sums in excess of network license fees to produce the best possible pilot, as the pilot is an essential sales tool in gaining network acceptance of a proposed series. In these cases, we will attempt to cover the excess production costs from working capital, third party financing, projected sales of the episodes in the foreign marketplace, or a combination of these financing techniques.

  Our trade receivables historically increase as revenue increases. In accordance with SFAS No. 5, we record an allowance for doubtful accounts based, in part, on historical bad debt experience. Primarily as a result of our recent investigation regarding the lack of economic substance of certain agreements and related arrangements involving our Team Dandelion Distribution Ltd. subsidiary, which we refer to as Team Dandelion, we recorded a $13.4 million provision for an allowance for doubtful accounts in 2000, as compared to allowances for doubtful accounts of $662,000 in 1999.

  Typically, when we make a sale of a product, the purchaser of such product agrees to a payment schedule, usually based upon a timetable which is either tied to milestones in the development of the product or the time period of the contract. If customers fail to make scheduled payments, our license agreements provide that we can repossess and resell such product. Because these payments often are spread out over a period of time of up to two years, the payments to be made in the future are recorded as discounted trade receivables.

Results of Operations

  Six Months Ended June 30, 2001 Compared with Six Months Ended June 30, 2000 (Restated)


   For the six months ended June 30, 2001, the Company reported a net loss of approximately $5,422,900 on total revenues of approximately $5,421,800 compared to a net loss of approximately $5,422,900 on total revenues of approximately $12,773,600 for the same period ended June 30, 2000. Net loss decreased as a percentage of revenue for the six months ended June 30, 2001, versus the six months ended June 30, 2000, primarily due to professional and consulting fees of $1,737,500 associated with the Company's litigation expenses, internal investigation, restatement and discharge of old management and foreign exchange loss of $1,259,000 associated with the closing of our U.K. operations. Revenue for the period ended June 30, 2001 included approximately $589,700 in sales of programming owned by Team Dandelion, approximately $3,563,800 from the sale of "Final Jeopardy", approximately $799,800 from the sale of "Live through This", and approximately $273,500 from the sale of "Call of the Wild". Revenue for the period ended June 30, 2000 included approximately $5,089,400 in sales of programming owned by Team Dandelion, $5,150,000 on the airing in syndication of "Total Recall 2070: The Series" and approximately $1,470,000 on the delivery of seven episodes of "Call of the Wild".

   Gross profit margin on sales of television programming for the six months ended June 30, 2001 was 20% compared to 15% for the period ended June 30, 2000. The increase was due to the sale of Final Jeopardy at a higher gross margin than prior year products.

   The operations for the six months ended June 30, 2001 included increased professional and consulting costs of $1,737,500 related to pending litigation expenses, a special investigation by the Securities and Exchange Commission and replacement of senior management and no capitalization of overhead to film inventory due to a lack of film production. The Company had $1,388,800 of capitalized overhead for the six months ended June 30, 2000. Other loss reflects a $206,000 gain on the sale of our U.K. office building offset against $1,259,000 in foreign currency translation losses reclassified to the statement of operations due to the termination of the U.K. operations.

   Interest expense was $758,500 for the six months ended June 30, 2001, as compared to $35,200 for the six months ended June 30, 2000. The increase is due to the additional $1 million of debt incurred by the Company during February 2001. Interest income for the six months ended June 30, 2000 was $402,600 versus nil for 2001. The decrease in interest income is due to lower cash balances in the Company's accounts during the six-month period ended June 30, 2001. Other loss reflects a $206,000 gain on the sale of our U.K. office building offset against $1,259,000 in foreign currency transaction losses reclassified to the statement of operations due to termination of our U.K. operations.

   Receivables at June 30, 2001 were $801,800 and approximately 13.5% of these receivables are from entities domiciled outside the United States. Receivables represent approximately 3.3% of the total assets of the Company.

  Fiscal Year 2000 Compared to Fiscal Year 1999 (Restated)

  In late December 2000, our former chief financial officer communicated concerns to our board of directors regarding certain of our transactions and those of our affiliates. In response, we initiated an investigation by an independent counsel and accountant. Thereafter, we and our independent auditors determined that approximately $21.0 million should be restated and charged against our results of operations in the fourth quarter of our fiscal year ended December 31, 2000 which, together with additional write downs of approximately $15.0 million in the value of our film libraries, and $6.7 million for other matters, resulted in a loss of approximately $42.7 million for fiscal 2000. In addition, we restated our 1999 statement of operations, which resulted in a loss of approximately $4.3 million in 1999, as compared to previously reported net income of approximately $1.8 million. A substantial portion of these write-offs and adjustments to previously reported income were made by us after we investigated the following transactions:

   . We were informed that certain "deferred guarantee distribution agreements" with third party licensees to distribute film titles and/or film libraries. Were subject to additional agreements or amendments granting rescission rights to the third party licensees. Although we do not currently possess signed copies of all of such signed agreements or amendments, we now believe that these license agreements may be terminable at will and, accordingly, have excluded from income any purported revenues therefrom.

   . We determined that certain entities associated with the former managing director of our Team Dandelion subsidiary that had entered into deferred guarantee agreements with us were inactive entities that appeared not to have the financial or other ability to distribute films. Accordingly, we have increased our reserves for bad debts with respect to such guaranteed contracts.

   . We determined that three film libraries acquired during the years 1999 and 2000 were acquired at prices that substantially exceeded their fair value, although we continue to distribute these libraries to television stations in the countries in which we have distribution rights. It further appears that proceeds received from the sale of these film libraries to us were used to pay amounts due to us under distribution agreements with other entities.

     As a result of these findings, for the year ended December 31, 2000, we reported a net loss of approximately $42.7 million on total revenues of approximately $14.9 million compared to a net restated loss of approximately $4.3 million on total revenues of approximately $13.6 million for the year ended December 31, 1999. Our results for our fiscal year ended December 31, 1999 were restated in March 2001. The restatement of our 1999 statement of operations resulted in a net negative adjustment of approximately $6.1 million to our reported net income for such year.

     Cost relating to revenues was approximately $32.0 million for the year ended December 31, 2000 as compared to approximately $7.3 million for the year ended December 31, 1999. Gross profit (loss) margin on sales of television programming for the year ended December 31, 2000 was (115%) compared to 46% for the year ended December 31, 1999. The negative gross profit margin for the year ended December 31, 2000 was due to the substantial reductions in reported sales revenues and increased costs resulting from the questioned transactions and other matters described above.

     General and administrative expense was approximately $12.4 million for the year ended December 31, 2000 compared to approximately $8.8 million for the same period in 1999. Such general and administrative costs increased by approximately $3.6 million primarily due to consulting fees, compensation and the addition of the U.K. and German operations overhead. We also incurred an extraordinary loss of $1.0 million for the year ended December 31, 1999 related to the early extinguishment of approximately $5.8 million in debt. There were no such amounts for the year ended December 31, 2000.

     For the year ended December 31, 2000, we incurred $1,033,000 in interest expense and capitalized approximately $104,400 in interest on debt related to production, compared to $817,600 of interest expense incurred for the year ended December 31, 1999. The increase in the amount of interest incurred by us is due to an increase in our debt in 2000.

     Accounts receivable at December 31, 2000 were approximately $1.4 million (net of reserves for doubtful accounts of approximately $14.2 million), of which approximately 91% are derived from entities domiciled outside the United States. In 1999, all of our accounts receivable were derived from foreign entities. Restated accounts receivables in 1999 were approximately $8.8 million (net of reserves for doubtful accounts of approximately $831,000). The reduction in accounts receivable in 2000 is partially attributable to a $13.4 million reserve taken in 2000 against a receivable that was deemed fully collectible in 1999.

Liquidity and Capital Resources

      We had cash balances of $705,600 as of June 30, 2001. In March 2001, we received $1 million in proceeds from an increase of our credit facility with a bank to a maximum of $2.0 million, pursuant to a term loan due within one year. At June 30, 2001, we have fully utilized all available borrowing capacity under this line of credit.

  Effective as of May 30, 2001, we sold an aggregate of $1,045,000 of our 8% convertible secured notes to 8 investors. To the extent not converted into common stock, the notes mature on May 30, 2002. Interest is payable quarterly in arrears commencing September 30, 2001. The notes are secured by a lien and security interest on our film library and substantially all of our other assets and properties, which liens are subordinated only to a prior first lien granted to a bank under our fully used maximum $2.0 million line of credit facility, and a prior lien granted to a lender secured by our "Call of the Wild" television series.

  The notes are convertible at any time by the holder into shares of our common stock at a conversion price equal to the lower of $1.00 per share or 80% of the three day average per share closing price of our common stock, as traded on Nasdaq, for the 15 trading days prior to the date of conversion. In addition to the notes, we issued five-year warrants entitling the note holders or their assigns to purchase an aggregate of 1,314,664 of our shares of common stock at an exercise price of $1.56 per share.

      On June 20, 2001, we entered into an equity line of credit agreement with Refco Capital Markets Ltd., an unaffiliated third party. Under the terms of such agreement, for a period of two years following completion of a registration statement registering shares of common stock we may sell under such equity line of credit, we have the right and option (but not the obligation), under certain conditions, to sell to such investor, on a monthly basis a minimum of $100,000 of our common stock and a maximum of 10% of the prior month's daily weighted average price multiplied by that months trading volume in our common stock. However, in no event can such investor purchase more than 19.99% of our outstanding common stock on any one occasion.

      In the event we elect to sell our shares under the equity line of credit agreement and the purchaser is obligated to purchase such shares, the purchase price which the investor will pay is calculated at 85% of the daily volume weighted average price of our common stock, as reported by Bloomberg Financial LP over two consecutive 10 trading day pricing periods ending immediately prior to each request we make to Refco to purchase our shares.

      As consideration for the equity line of credit agreement, we issued to Refco Capital Markets Ltd. our five-year warrants to purchase 750,000 shares of our common stock at an exercise price of $1.56 per share.

      In view of the current low per share trading price of our common stock, we do not presently intend to draw funds and issue shares under the equity line of credit agreement. However, absent alternative financing, our significant working capital requirements may necessitate utilization of such equity line of credit, if available. Accordingly, we are registering under this prospectus a total of 6,000,000 of our shares of common stock for potential future issuance and sale under such equity line of credit agreement.

      The Company is presently in default of its payment obligations under a $6.5 million term loan secured by all the company's title and interest in Call of the Wild. The balance outstanding is approximately $6,500,000 as of June 30, 2001. The Company is attempting to negotiate a restructuring of the loan terms. There can be no assurance that the Company will be successful in renegotiating the loan.

      On August 20, 2001, we agreed, in consideration for their consent to our immediately consummating additional financings of up to $5,000,000 of securities, to

       . pay to Refco Capital Markets Ltd. the sum of $100,000 at the rate of 5% of all proceeds we receive from any such additional financings;

       . reduce the exercise price of all warrants we issued to the holders of the 8% convertible notes and to Refco from $1.56 per share to $0.50 per share; and

       . issue to the holders of our 8% notes, warrants to purchase an additional 1,261,750 shares of our common stock at an exercise price of $0.50 per share.

      We received a "going concern" qualification in the auditor's opinion attached to our annual report filed on Form 10-KSB. Since the filing of our Form 10-KSB in April 2001, management has been generating capital and liquidity from recently consummated arrangements with third parties for the sale and distribution of its television film library and from the sale of convertible notes. The Company is also seeking to increase its existing bank line of credit and is in active discussions with sources for various types of additional equity and equity related financings. We cannot offer you assurance that any such financing arrangements will ultimately be obtained or that they will be on reasonably acceptable terms. In addition to seeking external financing and increasing its worldwide sales efforts, management has recently effected significant reductions in our operating expenses.

      Even if we are able to solve our short-term liquidity and capital needs, the distribution of television products generally requires distributors such as us to be able to provide deficit financing to producers (representing the difference between the cost of production and amounts advanced by United States television networks). Accordingly, in order to expand our business and obtain new television products for distribution, we will be required to obtain a source for deficit financing for future television projects. In December 2000, we received a commitment from a bank for a $45 million debt facility to enable us to produce and finance film products for television. However, in light of our recent adverse developments, such contemplated financing was suspended pending the results of our 2001 operations. Although we will continue to explore the possibility of obtaining a significant production line of credit with a commercial bank, there is no assurance that we will be able to consummate such financing on commercially acceptable terms, if at all.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended by SFAS 138, requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, we have not entered into derivative contracts and do not expect to have any hedging activities in the future. Accordingly, the adoption of SFAS 133 for the first quarter of 2001 did not affect our financial statements.

  In June 2000, the FASB issued Statement of Financial Accounting Standards No. 139, "Rescission of FASB Statement No. 53 and Amendments to FASB Statements No. 63, 89 and 121" ("SFAS 139"). SFAS 139 requires companies that previously were subject to the requirements of SFAS 53 to follow the guidance in AICPA Statement of Position No. 00-2, "Accounting by Producers and Distributors of Films," ("SOP 00-2"). SOP 00-2 is effective for financial statements for fiscal years beginning after December 15, 2000. We elected to adopt this Statement of Position early and such pronouncement had approximately a negative $4.0 million impact on our results of operations and financial position as of and for the year ended December 31, 2000.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which is to be applied beginning with the fourth fiscal quarter of fiscal years beginning after December 15, 1999, to provide guidance related to recognizing revenue in circumstances in which no specific authoritative literature exists. The adoption of this statement did not have a material impact on our financial position, results of operations or liquidity.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation, and an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for

    . the definition of employee for purposes of applying Opinion No. 25, . the criteria for determining whether a plan qualifies as a noncompensatory plan,
    . the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and
    . the accounting for an exchange of stock compensation awards in a business combination.

  FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. We believe that the impact of FIN 44 will not have a material effect on our financial position or results of operations.

                                    BUSINESS

Overview

  We are engaged in the development, production and distribution of a variety of television programming, including feature films, dramatic series, and made-for-television movies and mini-series for exploitation in the domestic and international television markets.

  We derive substantially all of our revenues from distribution fees from the licensing of programming acquired from others, and the marketing and licensing of our original programming. In the United States, our production activities have focused on programming produced for cable and network television channels such as The Discovery Channel, The Family Channel, Showtime Networks and USA Network.

  We develop concepts and acquire literary and other story properties to serve as the basis for our series, pilot films, or made- for-television movies. If a script is accepted for production as a television movie or pilot, or if a pilot is accepted for production as a series, we and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which we generally attempt to cover a significant portion of our production costs and overhead. We do not customarily approve production of any genre unless we have pre-sold the property to a United States television network or a station group.

Our Business Strategy

  Our strategy is to fulfill the worldwide demand for television programming by:

  . expanding the activities of our development and production and distribution operating segments;

  . acquiring additional film, television and video libraries for worldwide distribution; and

  . entering into joint ventures and strategic alliances with, or acquisitions of, domestic and international unaffiliated third parties; which we believe will reduce our financial risks.

       Subject to obtaining the necessary financing, we intend to acquire, co-produce and co-finance other series, movies and specials from third party producers in order to increase our programming library and distribute such product on a worldwide basis. We believe that there are unique business opportunities to acquire other emerging companies, as well as more established production and distribution entities, which are engaged in programming development, production, distribution (including the dissemination of product on and through the Internet) and other related media investments. While the number of distribution channels has been increasing, we believe there are economic incentives, including economies of scale and depth of financial and programming capability, for programmers and distribution entities to consolidate.

       We are currently in various stages of discussion with domestic and foreign producers of television films to establish strategic alliances and/or joint ventures relating to the distribution and merchandising of their products. However, our ability to consummate and implement any of these proposed arrangements is subject to our ability to obtain much needed financing which, in turn, may be adversely impacted by our recent negative financial disclosures and pending litigation and governmental investigations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.

Operations

       Our business operations are currently divided into two principal operating segments: production and development and the global distribution of television programming.

Production and Development

       The production of television programming involves:

       . the development of a creative concept into a television script or teleplay;
       . the selection of talent including actors, directors, and other creative personnel; and
       . the filming technical and post-production work necessary to create a finished product ready for telecast.

       In 2000, we produced, directly or in conjunction with third parties, series of episodes and television movies which included:

        . 13 episodes for MTV of a one hour series called "Live Through This;" . the final four episodes of "Destination: Style" for Discovery's
           Travel channel;
        . five episodes of one-hour dramas called "The Call of the Wild," based on Jack London's classic novel, for Discovery's Animal Planet. This series began production in November 1999 with our Canadian production partner; after producing a total of 13 episodes through fiscal 2001, we do not anticipate continuing production of further episodes of this series;
        . a two hour movie for ABC called "Final Jeopardy" which was broadcast on April 9, 2001; and
        .  a two-hour movie for MTV called "Anatomy of a Hate Crime."

       The following table sets forth information concerning our existing products, including the rights we have retained to distribute such products:


-----------------  -------------                                      Years of     ----------------                  Programming
      Title             Type                  Rights                 Production      U.S. Network   Network Airdate     Hours
-----------------  -------------   --------------------------      --------------  ---------------- ---------------  -----------
Anatomy of a       TV movie        Worldwide (excluding U.S.                  2000  MTV                     1/10/01       2.00
Hate Crime                         and Canada)
Final Jeopardy     TV movie        Worldwide (excluding U.S.)                 2000  ABC                     4/16/01       2.00
Call of the Wild   TV Series       Worldwide (excluding first                                             1999-2000
                                   run U.S. cable)                       1999-2000  Animal Planet                        13.00
Destination Style  TV Series       Worldwide (excluding                  1999-2000  Travel Channel        1999-2000      13.00
                                   U.S. and Canada)
Amazing Tales      Reality Series  Worldwide                                  1996                                       22.00
Legendary          Docu-Series     Worldwide (excluding U.S.)                 1999  PBS                        1999       6.00
 Lighthouses
World's Most       Docu-Series     Worldwide (excluding U.S.                  2000  Travel Channel             2000      13.00
 Mysterious                        and Canada)
 Places
Broken Dagger      Documentary     Worldwide                                  2000                                        1.00
Bullet Catcher     Documentary     Worldwide                                  1999                                        1.00
Rocket Men         Documentary     Worldwide                                  2000                                        1.00
William: A King
 in Waiting        Documentary     Worldwide                                  2000                                        1.00
                                                                                                                     -----------
  Total                                                                                                                  75.00
                                                                                                                     ===========

Distribution

   The principal part of our business is the marketing of our own products and products acquired from third-party producers to the international marketplace. The foundation of our strategy and business plan is to generate revenues and profits from the worldwide distribution on network, cable and satellite television of feature films, movies and series made for television and other products. We believe that our prior management expended little effort to exploit the revenue and profit potential of our film library.

   Our current library includes selected distribution rights to approximately 500 titles containing approximately 1,600 programming hours of family, dramatic, documentary series, television movies and theatrical motion pictures. We distribute these products worldwide, although our distribution rights to most of our titles are limited to specified countries, such as the United Kingdom and Italy. With the rapid increase of networks and cable and satellite channels, there is an expanding demand for top-quality programming.

   Our existing library may be broken down into two groups: our Team L.A. library of 144 titles of feature films, television movies, documentaries and sightseeing tours; and our Team Dandelion library of 333 titles of feature films, television series and documentaries, which we acquired in October 1999. Approximately 32% of our Team L.A. library consists of television movies and 26% of such library consists of feature films. Television series and feature films comprise approximately 54% and 42% of our Team Dandelion library, respectively.

   The following table sets forth information concerning our existing film library

                                                                        Number of
            Type                        Distribution Rights               Titles      Year of Production  Programming Hours
----------------------------   -------------------------------------   ------------   ------------------  -----------------

Team L.A.
Feature Films                  Italy                                         50           1980-1994             101.25
Feature Films                  U.S.                                           1                2000               2.00
Television Movies              Worldwide                                     53           1977-1986             106.00
Television Movies              Worldwide (excluding U.S. and Canada)          3           1983-1985               6.00
Television Movies              UK, Japan and Scandinavia                     11           1994-1997              17.32
General Documentaries          Worldwide (excluding U.S. and Canada)          3              NA                   7.00
China Documentaries            Worldwide (excluding China)                    8              NA                 111.80
Sightseeing Tours              Worldwide (excluding U.S. and Canada)         15              NA                  15.00
                                                                       ------------                       -----------------
  Total                                                                     144                                 366.37
                                                                       ============                       =================

Team Dandelion
Feature Films                  Worldwide                                     11           1991-2000              21.50
Feature Films                  United Kingdom                               274           1952-1998             523.93
Television Movies              Worldwide                                      9           1993-1998              68.00
Television Movies              Worldwide (excluding U.S. and Canada)         27           1960-2000             636.00
Television Movies              UK, Japan and Scandinavia                     10           1997-2000              16.50
General Documentaries          Worldwide (excluding U.S. and Canada)          2           1964/1994              36.50
                                                                       ------------                       -----------------
  Total                                                                     333                               1,302.43
                                                                       ============                       =================

     Our existing library was independently appraised as of March 31, 2001 as having a salable fair market value of approximately $13.6 million and a value for lending purposes (based on a forecasted cash flow analysis assuming a lender acquired title to the library) of approximately $17.2 million. There can be no assurance, however, that we could realize such amounts if we were to sell the library or continue to exploit it.

     Distribution of our Existing Library

     As a result of our limited financial resources, we determined that the most efficient and expeditious method of exploiting our existing library at the present time is to retain the services of experienced third party television program distributors, rather than attempting to add additional staff and infrastructure and incur additional direct marketing expenses. As a result:

     . In April 2001, we entered into an arrangement with October Moon Television to act as exclusive distributor of our television programming produced prior to April 19, 2001 to broadcasters, cable channels and home video/ancillary outlets located in the United States. Under such agreement, October Moon will receive a distribution fee of 15% of all revenues generated from the exploitation of our existing library to these domestic markets.

     . In April 2001, we entered into an 18-month distribution arrangement with Indigo Film and Television, based in London, England, to market our film library as of April 19, 2001 throughout the world, excluding North America and Latin America. Indigo paid us a $100,000 recoupable fee at the time of execution of the agreement and is entitled to receive a 25% distribution fee against revenues generated in its designated markets during the term of the agreement.

     . In June 2001, we entered into a five year agreement with Warner Chappell Music, a division of AOL Time/Warner, under which Warner Chappell will exclusively publish, market and monitor royalties from the worldwide distribution of all sheet music derived from the music contained in our existing and future libraries of films. We received a $500,000 payment upon execution of the agreement and are entitled to receive 50% of all revenues generated from such music distribution activities.

     We are considering potential distribution partners for our existing film library in Canada and Latin America.

     We believe that the above third party distribution arrangements are beneficial because, among other things, they enabled us to close our United Kingdom and German operations with a significant cost savings (which we estimate at approximately $3.0 million annually), and eliminated the need to hire a sales and marketing staff to exploit our existing library. There can be no assurance, however, that our designated distributors will be able to successfully market our products or otherwise generate meaningful revenues and profits for us.

     Expansion of our Library

     Absent significant additional third party financing, we will be unable in the near term to purchase for cash additional distribution rights to either completed theatrical films or projects made for television, or to provide "deficit financing" for the development and production of new television projects. Customarily, the producer of a film or series for television sells the rights to a network (NBC, CBS, ABC, Fox, Turner Broadcasting or AOL/Time Warner) which provides between 60-70% of the financing for the project. A distributor such as our company, which desires to obtain the rights to market the product outside of the United States or in "syndication" after the network's domestic rights expire, generally provides the balance of the financing (referred to as "deficit financing"), or the difference between the production costs and the amount funded by the network.

     We have held preliminary discussions with a number of unaffiliated companies to acquire distribution rights to their existing libraries of theatrical films (feature length movies), made for television films, television series and other film products. We have also had preliminary discussions with a view toward consummating additional strategic alliances and/or joint ventures with independent producers and developers of new films and other projects made for television. However, consummation of any of these proposed transactions will require us to make a significant down payment or advance in order to purchase completed films and other products for television and/or provide deficit financing for the production of new television projects.

     We are in discussions with a variety of sources of obtain third party financing. In December 2000, we received a written commitment from a lending institution to provide a debt facility to a special purpose television financing entity to be created for the purpose of providing deficit financing for new film production for television. As a result of the recent material adverse financial and other developments affecting us, such lender has suspended negotiations and discussions, pending the results of our efforts to restructure and reflect profitable operations. Subject to our success in these endeavors, we intend to reopen discussions with such potential lender or an alternative financial source for a production facility in the near future.

     There can be no assurance that we will be able to obtain the financing necessary to either acquire additional libraries or provide deficit financing to assist in the co-production of new products for television distribution. Even if we are able to obtain such financing, there is no assurance that we can do so on financially attractive terms, or that our subsequent distribution efforts will ever prove profitable. Our failure to achieve our strategic expansion goals would have a material adverse effect on our business and future results of operations; therefore, there is uncertainty as to our ability to continue as a "going concern."

Industry Background

     The global television market has experienced substantial growth since 1985 and we believe this market will continue to experience substantial growth during the foreseeable future as commercial broadcast outlets and cable and satellite channels expand to provide increasingly varied and specialized content to consumers throughout the world. In the United States alone, there have been numerous new television channels which have commenced operation since 1985.
Such growth has led to the development and commercialization of specialized cable and satellite channels and distribution outlets, which, in turn, has led to increased demand for top quality and cost efficient programming in many categories and subjects. Europe, Latin America, the Middle East, Asia and the Pacific Rim are all experiencing similar growth with respect to satellite and cable channels.

Recent Adverse Developments

       In early 2001, our board of directors was notified by our chief financial officer of certain irregularities in a number of transactions, including arrangements entered into by our Team Dandelion subsidiary in the United Kingdom. As a result of these developments:

        . our former chairman and chief executive officer resigned and new senior executive officers were retained;

        . we were required to substantially restate our 1999 financial statements and incurred a $42.7 million net loss for the year ended December 31, 2000;

        . on and after March 9, 2001, a number of shareholder class action lawsuits were filed in the United States District Court for the Central District of California against our company, the former chief executive officer and a former chief financial officer;

        . the United States Securities and Exchange Commission is currently conducting an investigation into these matters;

        . we closed our operations in the United Kingdom and Germany and wrote-off our investment in our Team Dandelion subsidiary, although we continue to maintain and license the Dandelion library of theatrical motion pictures and television series; and

        .  we continue to face working capital and cash liquidity shortages.

     As of July 31, 2001 our monthly operating expenses of approximately $400,000 exceeded by approximately $300,000 per month, our monthly cash revenues from distribution of our existing film library. On August 20, 2001, in an effort to achieve a positive cash flow from operations and attract additional financing, our board of directors adopted a restructuring plan. The purpose of the restructuring plan is to effect negotiated payment arrangements with our existing senior secured creditors and reduce our accounts payable, accrued expenses and other unsecured liabilities through compromises of amounts owed to our vendors and other persons with claims against our company. Under the terms of such restructuring plan:

        . we reduced our paid staff to only three persons, whose primary function over the next 60 to 90 days will be to seek to negotiate arrangements with our creditors;

        . we intend to terminate all employment agreements, effective as of August 20, 2001 with all senior executive officers of the Company; and

        . we will seek to make arrangements with certain of our existing executive officers, including Messrs. Solomon, Elias and Mayeda, to continue to provide, without further cash compensation ongoing services, as requested by our board of directors, for the next 60 to 90 days.

       Michael Jay Solomon, our chairman and chief executive officer, has agreed to these arrangements, and our other officers are currently considering their options. There can be no assurance at this time that we will be able to successfully overcome these obstacles.

Closing of European Operations

       In October 1999, we completed the purchase of Team Dandelion located in the U.K. for $2.5 million in cash and 386,847 shares of our common stock. As a result of our investigation and conclusion that various transactions entered into by our U.K. subsidiary lacked economic substance, we have closed our operation in the U.K. and have written off not only our investment in Team Dandelion but also approximately an additional $21.0 million in revenues recorded in fiscal 1999 and the first three fiscal quarters of 2000. We closed our Team Dandelion office in London, England and our office in Munich, Germany, effective as of April 30, 2001. We continue to maintain and license the Team Dandelion library of theatrical motion pictures and television series.

Competition

       The television industry is highly competitive. We compete with, and will compete with, many organizations, including major film studios, independent production companies, individual producers and others, including networks, who seek the rights to attractive literary properties, the services of creative and technical personnel, the financing for production of film and television objects and favorable arrangements for the distribution of completed films.

       Many of our competitors are substantially larger in size and capacity than we are and many have greater financial and personnel resources and longer operating histories. In addition, the television industry is currently evolving into an industry in which certain multinational, multi-media entities, including Viacom/CBS/Paramount, The News Corporation/Twentieth Century Fox, The Walt Disney Company-ABC, AOL/Time Warner and Vivendi/Universal, are anticipated to be in a position, by virtue of their control over key film, magazine, and/or television content and their control of key network and cable outlets, to dominate certain communications industry activity. These competitors have numerous competitive advantages, including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.

Legal Proceedings

  On September 5, 2000, a suit was filed against us alleging breach of contract and fraud in a matter styled Frankfurter Film Products Inc. versus Team Communications Group, Inc., filed in the Federal Court in Los Angeles, California. This action arises out of an April 2000 agreement pursuant to which Frankfurter Film Products and we agreed, subject to certain conditions, to form an operating entity in Germany. The complaint seeks unspecified damages, including the market value of 1,500,000 shares of our common stock.

  On September 11, 2000, we filed a counter suit against Frankfurter Film Products, Datty Ruth, Michael Smeaton and Winfried Hammacher alleging, inter alia, fraud, intentional and negligent misrepresentations, breach of contract and breach of the duty of good faith and fair dealing. The cross complaint seeks damages in excess of $90,000,000, the exact amount of which will be subject to proof. No discovery has taken place in the action. Subsequently, we voluntarily dismissed Datty Ruth, Michael Smeaton and Winfried Hammacher from our counter suit. Although we are currently in settlement discussions with Frankfurter Film Products, which may involve a revised working relationship, there can be no assurance that a settlement of this litigation will be consummated on commercially acceptable terms, if at all.

  On or after March 9, 2001, a number of securities class action complaints were filed against us, our former chief executive officer and a former chief financial officer in the United States District Court for the Central District of California on behalf of purchasers of our publicly traded securities during the period between November 23, 1999 and February 12, 2001. These class action complaints were brought pursuant to the Securities Exchange Act of 1934, as amended, and allege violation of Section 10(b) and Rule 10b-5 thereunder, and
Section 20(a) of that the Exchange Act. These actions were a result of our February 13, 2001 public announcement concerning the substantial losses and financial adjustments we expected to incur in fiscal 2000. The plaintiffs seek unspecified damages. We are currently evaluating the merits of such claims.

  We currently maintain directors and officer's liability insurance coverage, including coverage of our company for securities claims. However, there can be no assurance that our insurance will cover us or that it will be adequate to fully pay damages, if any, and expenses in connection with these pending class actions or other similar actions which may be filed against us.

Employees

  We currently employ 16 full-time employees, four of whom are members of senior management. In the last three months, we have reduced our staff by approximately 50%. On August 20, 2001, we terminated all but three of our paid staff personnel, so that we could concentrate our immediate efforts on restructuring our debts and liabilities and maintain a positive monthly cash flow from operations. We also use temporary employees on an "as needed" basis to accommodate our needs as our projects go into production. None of our employees are represented by a labor organization.

Facilities

  We lease approximately 11,000 square feet of office space at 11818 Wilshire Boulevard, Los Angeles, California from an unaffiliated third party. The lease is for a period of five years and expires on February 15, 2005. The initial rent is $2.85 per square foot and gradually increased to $3.21 per square foot in the fifth year of the lease.

  The gross cost of the build-out for the new space was approximately $1,500,000, of which the landlord paid approximately 17%, or approximately $260,000. We believe that this office space will be adequate for our requirements over the term of the lease. It is our intention to seek to negotiate a termination of our current leasehold arrangement or to sublet sufficient space to third parties to substantially reduce our monthly rental. There can be no assurance that we will be successful in this effort.

requirements over the term of the lease. Additional space, if necessary for growth or short-term productions, is available throughout the Los Angeles area at commercially reasonable rates.


                                   MANAGEMENT

Executive Officers and Directors

  Our directors and executive officers are as follows.

Name                                                             Age  Position
----                                                             ---  --------
Michael Jay Solomon............................................   63  Chairman of the Board and Chief Executive Officer
Jay J. Shapiro.................................................   50  President, Chief Operating Officer and acting Chief Financial
                                                                      Officer
Eric S. Elias..................................................   46  Senior Vice President and General Counsel
Martin Y. Mayeda...............................................   48  Vice President and Controller
W. Russell Barry...............................................   65  Director
Alan D. Liker..................................................   63  Director
David Kenin....................................................   59  Director

  Michael Jay Solomon assumed the role of our chairman and chief executive officer on February 13, 2001. Mr. Solomon has been a member of our board of directors since August 1998. Since 1994, Mr. Solomon has been the principal shareholder, chairman and chief executive officer of Solomon Broadcasting International, Inc. and Solomon International Enterprises, Inc., television communications companies. He currently serves on the boards of directors of the International Council of the National Academy of Television Arts and Sciences and the New York University Stern School of Business. From 1989 to April 1994, Mr. Solomon was President of Warner Bros. International Television. In 1978, Mr. Solomon was the founder, chairman and chief executive officer of Telepictures Corporation, which became the largest television syndication company in the United States and one of the largest international television distribution companies. In 1985, Telepictures merged with Lorimar Pictures Corp. to form Lorimar Telepictures, and Mr. Solomon became its president and a member of its board of directors. In 1989, Lorimar Telepictures was acquired by Warner Brothers and Mr. Solomon became President of Warner Brothers International Television, where he supervised world-wide sales and marketing efforts directed at television, cable and satellite companies.

  Jay J. Shapiro became our president, chief operating officer and acting chief financial officer on March 16, 2001. Mr. Shapiro assists us in overseeing our corporate, financial and fiduciary activities worldwide. From 1993 to 2000, Mr. Shapiro, a certified public accountant, operated a private accounting and consulting practice specializing in servicing the entertainment industry. During such period, he served as a temporary corporate officer for several publicly traded entertainment companies. Mr. Shapiro received his B.B.A. from the University of Wisconsin and a MBA (with Distinction) in Accounting and Finance from Arizona State University Graduate School of Business Administration.

  Eric S. Elias has served as senior vice president and general counsel since our formation in 1995. From 1980 to 1995, Mr. Elias was engaged in general private practice of law in California.

  Martin Y. Mayeda is our vice president and group controller. Mr. Mayeda joined us on October 16, 2000 and manages the financial reporting, public filings, budgeting, general corporate and departmental financial forecasting and the integration of operational systems on a global basis. Prior to joining us, from July 1998 to May 2000, Mr. Mayeda served as vice president and controller for Imperial Credit Commercial Mortgage Investment Corp. Prior to his employment with Imperial Credit, Mr. Mayeda served in various finance and accounting positions at a number of entertainment companies, including Sega Gameworks, LLC, Solomon International Enterprises, Inc., Carolco Pictures and Lorimar Telepictures Corporation.

  W. Russell Barry has been a member of our board of directors since March 16, 1999. Mr. Barry is a television consultant and independent producer. From 1986 to the present, Mr. Barry has served as president and chairman (as of June 1995) of Turner Program Services, the television distribution company for Turner Broadcasting.

  Alan D. Liker became a member of our board of directors on April 25, 2000.
For more than the past five years, Mr. Liker has served as a consultant, advisor and member of the board of directors of a number of companies, including Budget Rent-A-Car Worldwide and Herbalife International. For more than thirty years, Mr. Liker has practiced law with a number of law firms in Los Angeles, California and engaged in independent business activities.

  David Kenin became a member of our board of directors on June 1, 2001. From 1997, Mr. Kenin has operated Kenin Partners, a media-consulting firm. Kenin Partners consults with companies regarding issues relating to new technology, sports rights and domestic and international television. From 1994 to 1996, Mr. Kenin was president of CBS Sports.

Board of Directors

  Our board of directors currently consists of four individuals. Our directors are elected at each annual meeting of our shareholders. Our articles of incorporation and bylaws provide that directors can be removed with or without cause by a majority of the shareholders.

  Committees of the Board of Directors. We have two standing committees, an audit committee and a compensation committee. Messrs. Barry, Liker and Kenin, independent directors, have been appointed as the members of the audit committee and such independent directors, have also been appointed as the members of our compensation committee. As additional persons join our board of directors following this offering, the membership of these committees may be modified.

  Audit Committee. The audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to the board for the selection of independent accountants. In addition, the committee monitors the quality of our accounting principles and financial reporting, as well as the independence of our independent accountants. Our audit committee is comprised of three independent directors in accordance with requirements of the Nasdaq National Market System. In discharging its duties, the audit committee:

     . Reviews and approves the scope of the annual audit and the independent accountant's fees.

     . Meets independently with our internal auditing staff, our independent accountants and our senior management.

     . Reviews the general scope of our accounting, financial reporting, annual audit and internal audit program, matters relating to our internal control systems and the results of the annual audit.

  Compensation Committee. The compensation committee determines the compensation for employee directors and, after receiving and considering the recommendations of our president, all of our officers and any other employee that the committee may designate from time to time. In addition, the committee approves and administers employee benefit plans.

  Other Committees. Our board of directors may establish other committees from time to time to facilitate the management of our business and affairs.

Director Compensation

     Under our 1999 Stock Option, Deferred Stock and Restricted Stock Plan, Mr. Solomon, who was then a non-employee director, and Mr. Russell Barry each received an option to purchase 30,000 shares of our common stock at the then effective exercise price of $2.50 per share and $2.00 per share, respectively. Mr. Solomon received his option in 1998 and Mr. Barry in 1999. Alan Liker, a non-employee director, received a total of $0 and $20,000, respectively, in consulting fees in fiscal 1999 and 2000, which was paid to him at the rate of $5,000 per month between September and December 2000. Mr. Solomon entered into a consulting agreement with us on August 7, 2000, at which time he became an employee and director. He received a total of $58,331 in consulting fees in 2000 which were paid to him at the rate of $16,666 per month between August and December, 2000. Non-employee directors received no other compensation from us in fiscal 1999 or fiscal 2000. On February 18, 2000, our board of directors approved the issuance of an option to all newly elected non-employee directors to purchase 30,000 shares of our common stock, each vesting ratably over the first year of service. Our board also approved the issuance to all incumbent non-employee directors, of an annual option grant of 10,000 shares, each vesting ratably over that year of service. On March 16, 2001, stock options to purchase 10,000 shares at an exercise price of $0.81 per share were granted to each of Messrs. Alan Liker, Russell Barry and David Kenin, our non-employee directors.

Executive Compensation

   The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to us for the fiscal years ended December 31, 2000, 1999, and 1998 by our chief executive officers and certain executive officers (collectively, the "Named Executive Officers"):

                           Summary Compensation Table

                                        Annual Compensation                   Long-Term Compensation
                                -----------------------------------   ----------------------------------------
                                                                                  Awards               Payouts
                                                                      ----------------------------     -------
                                                                                        Securities
Name and                                               Other Annual                     Underlying              All Other
--------                                                 Compen-       Restricted        Options/       LTIP     Compen-
Principal Position        Year   Salary   Bonus           sation      Stock Awards         SARs        Payouts  sation(6)
------------------       ------ -------- -------       ------------   ------------     ------------    -------  ---------

Michael Jay Solomon,      2000  $         $            $                                       10,000            $ 58,331
Chairman and Chief
Executive Officer

Drew S. Levin, former     2000   644,000   285,000                                            750,000              12,654
Chairman and Chief        1999   463,326    88,025(1)                                       1,115,000              14,250
Executive Officer (1)     1998   220,000   145,000                                             85,000              13,400

James Waldron,            2000   201,936   120,000                                             60,000               4,200
President of Production   1999
                          1998

Martin Y. Mayeda, Vice    2000    26,442                                                       30,000
President and Group
Controller

Jonathan D. Shapiro       2000
Former President and      1999   220,000   262,500                                             90,000               2,111
Chief Operating           1998                                                                                     37,500
Officer (2)

Timothy A. Hill (3)       2000    97,997    75,000                                                                134,569
Senior Vice President     1999   127,630    85,000                                             40,000               4,200
 and Chief                1998    37,593                                                       10,000               1,400
Financial Officer

(1) Approximately $335,000 of Mr. Levin's bonus accrued for services performed in fiscal 1999 were paid in fiscal 2000. Mr. Levin resigned effective February 12, 2001.
(2) Mr. Jonathan D. Shapiro resigned effective January 14, 2000.
(3) Mr. Hill resigned in August 2000.
(4) Ms. Sparango was terminated in April 2001.
(5) Mr. O'Brien was terminated in April 2001.
(6) All other compensation represents car allowances paid to the respective employees except for the following: (i) Michael Jay Solomon received $58,331 in consulting fees in the year 2000 pursuant to his consulting agreement dated August 7, 2000; and (ii) Timothy Hill received $134,569 in 2000 consisting of compensation related to the sale of our shares obtained through exercise of employee stock options and consulting fees.

Stock Options

     The following table sets forth information with respect to grants of stock options during fiscal 2000 to the Named Executive Officers. All such options were granted with an exercise price equal to the market value of the underlying common stock on the date of the grant. Stock appreciation rights are not available under our 1999 Stock Option Plan.

                       Stock Option Grants in Fiscal 2000

                                                         Individual Grants
                                                         -----------------

                            Number of Securities Underlying      % of Total Options Granted to    Exercise    Expiration
          Named Officers                 Options                    Employees in Fiscal Year       Price        Date
          --------------    -------------------------------      -----------------------------    --------    ----------
Drew S. Levin                         750,000(1)                             77.7%                $5.875         (1)
Michael Jay Solomon                    10,000(2)                              1.0%                $ 8.00
Jay J. Shapiro                            -0-(3)
Jamie Waldron                          60,000(4)                              6.2%                $9.125      June 2005
Jane Sparango                          20,000(5)                              2.1%                $6.125
Declan O'Brien                         30,000(6)                              3.1%                $6.125
Martin Y. Mayeda                       30,000(7)                              3.1%                $ 5.87      October 2005

______________
(1) All stock options issued to Mr. Levin, including options to purchase 865,000 shares at $4.875 per share issued to him in December 1999, were terminated in connection with his resignation as president and chief executive officer on February 12, 2001. In addition, under our 1999 Stock Option Plan, to the extent not exercised all options granted to Mr. Levin expired on May 12, 2001, 90 days after termination of his employment.
(2) Does not include (i) 30,000 five year options exercisable at $2.50 per share issued to Mr. Solomon in October 1998, of which 22,199 options vested as of December 31, 2000; (ii) 10,000 five year options exercisable at $8.00 per share issued to Mr. Solomon in 1999, 2,000 of which options vested as of December 31, 2000; and (iii) 1,200,000 five year options exercisable at $0.81 per share issued to Mr. Solomon on March 16, 2001, of which 400,000 options are fully vested. The remaining 800,000 options vest in two equal installments in February 2002 and February 2003, subject to Mr. Solomon's continued employment with our company. On March 16, 2001, the closing price of our common stock, as traded on the Nasdaq National Market, was $0.81 per share.
(3) Does not include 400,000 five-year options exercisable at $0.81 per share issued to Mr. Shapiro on March 16, 2001, of which 133,333 options are fully vested. Subject to Mr. Shapiro's continued employment with our company, the remaining 266,667 options vest in two equal installments in February 2002 and February 2003.
(4) Mr. Waldron's 60,000 options vest monthly during the period from June 19, 2000 through June 18, 2002. Does not include 175,000 five-year options exercisable at $0.81 per share issued to Mr. Waldron on March 16, 2001, of which 58,333 options are fully vested, and the remaining options vest in two equal installments in February 2002 and February 2003.
(5) Under our 1999 Stock Option Plan, to the extent not exercised all options granted to Ms. Sparango expire in July 2001, 90 days after termination of her employment.
(6) Under our 1999 Stock Option Plan, to the extent not exercised all options granted to Mr. O'Brien expire in July 2001, 90 days after termination of his employment.
(7) Does not include 40,000 five-year options exercisable at $0.81 per share issued to Mr. Mayeda on March 16, 2001, of which 13,333 options are fully vested, and the remaining options vest in two equal installments in February 2002 and February 2003.

(8) Does not include 200,000 five-year options exercisable at $0.81 per share issued to Mr. Elias on March 16, 2001, of which 50,000 options are fully vested, and the remaining 150,000 options vest in three equal installments on December 31 in each of 2001, 2002 and 2003.

Stock Option Exercises

     During the fiscal year ended December 31, 2000, none of the stock options granted in 2000 or prior thereto to any of the Named Executive Officers in the Option Grants in Fiscal 2000 table were exercised. None of the 1,975,000 stock options granted to Messrs. Solomon, Shapiro, Waldron and Elias on March 16, 2001 at an exercise price of $0.81 per share have been exercised. None of our outstanding stock options as at December 31, 2000 held by any of the Named Executive Officers, whether or not exercisable, had any value based upon the $4.625 per share closing trading price of our common stock on Nasdaq as at December 31, 2000 and the $1.14 closing trading price of our common stock on Nasdaq as at June 30, 2001. We have no long-term incentive compensation plans pursuant to which stock appreciation rights may be awarded.

Stock Option Plans

     As of May 26, 1999, our board of directors approved, and recommended for adoption by the shareholders, who adopted such plan on June 11, 1999, the 1999 Stock Option, Deferred Stock and Restricted Stock Plan. As part of the 1999 Stock Plan, we incorporated into it our 1996 Stock Awards Plan and our 1996 Directors' Stock Option Plan. All outstanding awards under those plans have been converted into equivalent awards under the 1999 Stock Plan. Such awards will continue to have the same terms, conditions and exercise prices as they had under the prior plans.

     The 1999 Stock Plan increases the aggregate number of shares available for the grant of options to an amount equal to 20% of then current outstanding shares of our common stock, such figure to be adjusted as and when we increase our outstanding shares of common stock. The initial number of shares shall be approximately 1,100,000. The 1999 Stock Plan provides for the grant of qualified incentive stock options, or "ISOs," that meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended, stock options not so qualified ("NQSOs"), deferred stock and restricted stock awards. A committee of directors appointed by the Board of Directors administers the 1999 Stock Plan. ISOs may be granted to our officers and key employees or any of our subsidiaries. The exercise price for any ISO granted under the 1999 Stock Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10.0% of the outstanding common stock) of the fair market value of the shares of common stock at the time the option is granted. The exercise price for any NQSO granted under the 1999 Stock Plan may not be less than 85.0% of the fair market value of the shares of common stock at the time the option is granted. The purpose of the 1999 Stock Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects us.

     The number of shares reserved for issuance under the 1999 Stock Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under the 1999 Stock Plan expires or terminates, or a grant is forfeited, the shares subject to any unexercised portion of such option or grant will again become available for the issuance of further options or grants under the 1999 Stock Plan.

     Under the 1999 Stock Plan, we may make loans available to stock option holders, subject to the committee's approval, in connection with the exercise of stock options granted under the 1999 Stock Plan. If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Grants under the 1999 Stock Plan.

     Unless previously terminated by the board of directors, no options or grants may be granted under the 1999 Stock Plan after May 25, 2009.

     Options granted under the 1999 Stock Plan will become exercisable according to the terms of the grant made by the committee. Grants will be subject to the terms and restrictions of the award made by the committee. The committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or grant is granted and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of ours or any of our subsidiaries.

     The exercise price of any option granted under the 1999 Stock Plan is payable in full:

     .  in cash;
     . by surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to a grant under the 1999 Stock Plan;
     .  by cancellation of indebtedness owed by us to the option holder;
     . by a full recourse promissory note executed by the option holder; or . by any combination of the foregoing.

     The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable Internal Revenue Service or regulations or other relevant pronouncements.

     The board of directors may from time to time revise or amend the 1999 Stock Plan and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding option or grant without such participant's consent or may, without shareholder approval, increase the number of shares subject to the 1999 Stock Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or grants under the 1999 Stock Plan, materially increase the benefits accruing to participants under the 1999 Stock Plan or extend the maximum option term under the 1999 Stock Plan.

Employment Agreements with Executive Officers

     Michael Jay Solomon. On March 16, 2001, Mr. Solomon signed an employment agreement with us to serve as our chairman and chief executive officer, effective as of February 12, 2001. The term of Mr. Solomon's agreement is for approximately three years, commencing as of February 12, 2001 and ending on March 31, 2004. Mr. Solomon is to be paid an annual salary of $600,000 with annual increases of $75,000 on each anniversary date of the agreement. Mr. Solomon shall also receive an annual bonus, payable on March 31st in each of 2002, 2003 and 2004, equal to 7.5% of the net income before taxes we may earn in each of the immediately preceding three fiscal years ending December 31, 2001, 2002 and 2003, respectively. Mr. Solomon has agreed to defer 50% of his salary until such time as we are able to raise not less than $3.0 million of additional financing. Under the terms of his employment agreement, Mr. Solomon was granted stock options to purchase 1,200,000 shares of our common stock at an exercise price equal to $0.81 per share. On March 16, 2001, the date of execution of Mr. Solomon's employment agreement, the closing price of our common stock as traded on Nasdaq, was $0.81 per share. Of the 1,200,000 options, 400,000 vest immediately. The remaining 800,000 options vest in equal amounts on the next two anniversary dates of the agreement, subject to early vesting upon the occurrence of certain events, including a change in control of our company. All options expire 90 days after the termination of Mr. Solomon's employment with us. The agreement also entitles Mr. Solomon to receive a cash payment upon the occurrence of a change in control, provided that he does not elect to remain with the successor company, and the amount of such payment, if any, depends on the value of our outstanding equity at the time of such change of control being equal to or in excess of $3.00 per share.

     Jay J. Shapiro. Mr. Shapiro has signed an employment agreement with us to serve as our president and chief operating officer dated as of March 1, 2001. The term of Mr. Shapiro's agreement is for approximately three years, commencing as of March 1, 2001 and ending on March 31, 2004. Mr. Shapiro is to be paid an annual salary of $400,000 with annual increases of $25,000 on each anniversary date of the agreement. Mr. Shapiro shall also receive an annual bonus, payable on March 31st in each of 2002, 2003 and 2004, equal to 5.0% of the net income before taxes we may earn in each of the immediately preceding three fiscal years ending December 31, 2001, 2002 and 2003, respectively. Mr. Shapiro agreed to defer 50% of his salary until such time as we are able to raise not less than $3.0 million of additional financing. Under the term of his employment agreement, Mr. Shapiro was granted stock options to purchase 400,000 shares of our common stock at an exercise price equal to $0.81 per share. On March 16, 2001, the date of execution of Mr. Shapiro's employment agreement, the closing price of our common stock as traded on Nasdaq, was $0.81 per share. Of his 400,000 options, 133,333 options vest immediately and the remaining 266,667 vest in equal amounts on the next two anniversary dates of the agreement, subject to early vesting upon the occurrence of certain events, including a change in control of our company. All options expire 90 days after the termination of Mr. Shapiro's employment with us. The agreement also entitles Mr. Shapiro to receive a cash payment upon the occurrence of a change in control, provided that he does not elect to remain with the successor company, and the amount of such payment, if any, depends on the value of our outstanding equity at the time of such change of control being equal to or in excess of $3.00 per share.

     Martin Y. Mayeda. Mr. Mayeda has signed an employment agreement with us to serve as vice president and group controller dated as of October 16, 2000. The term of the Mayeda agreement is for one year, and we have the right to extend the term of the agreement for two additional years. Mr. Mayeda receives a base salary of $125,000 with increases to $140,000 and $155,000 in the second and third year of the agreement, if extended by us. Mr. Mayeda shall be eligible to participate in all bonus and profit sharing plans which we may adopt. Mr. Mayeda was granted 30,000 stock options on October 16, 2000 at an exercise price of $5.87 per share which vest ratably over 48 months from the date of grant.. All options expire 90 days after the termination of Mr. Mayeda's employment with us.

     Eric S. Elias. Mr. Elias has signed an employment agreement with us in March 2001 to serve as senior vice president and general counsel, effective as of January 1, 2000. The term of the Elias agreement is for three year and we have the right to extend the term of the agreement for two additional years. Mr. Elias receives a base salary of $260,000 with increases to $275,000 and $300,000 in the second and third year of the agreement. Mr. Elias shall be eligible to participate in all bonus and profit sharing plans adopted by us. Mr. Elias was granted 200,000 stock options on October 16, 2000 at an exercise price of $0.81 per shares which vested to the extent of 50,000 options on March 23, 2001, and 50,000 additional options on December 31st in each of 2001, 2002 and 2003. All options expire 90 days after the termination of Mr. Elias' employment with us.

     Jane Sparango. We entered into an employment agreement with Jane Sparango to serve as vice president of development and production. The initial term of Ms. Sparango's agreement was for one year, which began on November 9, 1998, and was extended for an additional one-year period. Ms. Sparango's salary for the period November 9, 1998 to February 12, 1999, was $85,000. Her salary for the period February 13, 1999, through the end of the term shall be at the rate of $100,000 per year. Ms. Sparango shall also be eligible for discretionary stock option grants. On April 6, 2001, Ms. Sparango's employment with our company was terminated. We negotiated a settlement of her employment agreement.

     Declan O'Brien. We entered into an employment agreement with Declan O'Brien to serve as our senior vice president, development and production. The term of the O'Brien agreement is for three years, commencing on January 1, 2000 and ending on December 31, 2002. Mr. O'Brien is to be paid a base salary of $150,000 for year one, and $165,000 for the second and third years. In addition to his base salary, Mr. O'Brien shall be paid an annual bonus of not less than $25,000. On April 6, 2001, Mr. O'Brien's employment with our company was terminated. We negotiated a settlement of his employment agreement.

     James Waldron. Mr. Waldron entered into an employment agreement with us, dated as of June 9, 2000, under which Mr. Waldron will serve as president of our Team Entertainment Group division. The term of the Waldron agreement is for two years commencing June 19, 2000, and we have the right to extend the agreement for an additional one-year. Mr. Waldron receives an annual salary of $375,000 through June 18, 2001 and $425,000 for the one-year period ending June 18, 2002 and during the additional option year ending June 18, 2003. Mr. Waldron is entitled to receive a bonus equal to 4% of the net profits (as defined) we derive from productions either initiated or supervised by Mr. Waldron during his employment. However, Mr. Waldron is entitled to receive on or before June 30th of each anniversary year of his employment a minimum annual bonus of $120,000. Mr. Waldron received a bonus of $60,000 on commencement of his employment and was entitled to receive an additional $60,000 in 2000. On March 16, 2001, we paid Mr. Waldron his accrued bonus through June 2001 by issuing to him 74,074 shares of our common stock (the closing price of our common stock on Nasdaq on such date). Mr. Waldron received 60,000 stock options under his employment agreement at an exercise price of $9.125 per share and is entitled to receive an additional 30,000 options if we elect to extend his employment beyond June 18, 2002. All options expire 90 days after the termination of Mr. Waldron employment with us.

     On August 20, 2001, Michael Jay Solomon voluntarily agreed to terminate his employment agreement. Since February 2001, Mr. Solomon had accrued 50% of his monthly salary. Mr. Solomon agreed that the accrued amount (aggregating approximately $155,769) would be paid to him in shares of our common stock valued at the $0.34 closing price of our stock on Nasdaq on August 20, 2001. As a result, we agreed to issue an aggregate of 458,144 shares of our common stock to Mr. Solomon. In addition, Mr. Solomon agreed to continue to serve as our chairman and chief executive officer without cash compensation and to provide such ongoing services to our company as our board of directors may request, subject to his reasonable availability. To the extent that such services are requested and provided, we will compensate Mr. Solomon either in additional shares of our common stock or in cash, to the extent available and deemed appropriate by our board of directors.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL SHAREHOLDERS

     The following tables set forth, as of June 30, 2001, certain information regarding the ownership of common stock for each year by: (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding common stock; (ii) each of our directors; and (iii) each named executive officer; and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                                                               Percent Beneficially Owned (2)
                                                                             ----------------------------------
                                                          Number of Shares       Before             After
Name(1)                                                  Beneficially Owned     Offering           Offering
-------------------------------------------------------  ------------------  --------------     ---------------
Michael Jay Solomon (3)                                           1,355,926       9.4%                7.3%
Jay J. Shapiro (4)                                                  318,333       2.3%                1.8%
Jamie Waldron (5)                                                    30,000       *                   *
Martin Y. Mayeda (6)                                                 13,333       *                   *
W. Russell Barry (7)                                                 40,000       *                   *
Alan D. Liker (8)                                                    40,000       *                   *
David Kenin (9)                                                      10,000       *                   *
Eric S. Elias (10)                                                  124,846       *                   *
Drew S. Levin (11)                                                  450,123       3.1%                2.4%
All Officers and Directors (8 persons)                            2,382,561.0    17.0%               13.2%

________________________________________________
* Less than 1% of the outstanding shares of common stock.

(1) Unless otherwise indicated, the address of each listed shareholder is c/o Team Communications Group, Inc., 11818 Wilshire Boulevard, 2nd Floor, Los Angeles, California 90025.
(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2001, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The number and percentage of shares beneficially owned are based on the aggregate of 14,431,339 shares of common stock and 18,640,496 shares of common stock outstanding as of June 30, 2001, before the offering and after the offering, respectively.
(3) Includes (i) an immediately exercisable option to purchase 30,000 shares of common stock at an exercise price of $2.50 per share, (ii) 925,926 shares of common stock which Mr. Solomon agreed to purchase in March 2001, and
     (iii) 400,000 shares issuable under immediately exercisable options at an exercise price of $0.81 per share. Does not include an additional 800,000 shares issuable under options granted to Mr. Solomon on March 16, 2001 at an exercise price of $0.81 per share, 50% of which are exercisable in February 2002 and the balance in February 2003. Also does not include 458,411 additional shares issued to Mr. Solomon on August 20, 2001 representing accrued and unpaid compensation through such date.
(4) Includes 185,000 shares purchased in August 2001 for $0.27 per share and 133,333 shares issuable under immediately exercisable options at an exercise price of $0.81 per share. Does not include an additional 266,666 shares issuable under options granted to Mr. Shapiro on March 16, 2001 at an exercise price of $0.81 per share, 50% of which are exerciseable in February 2002 and the balance in February 2003. Also does not include -- additional shares issued to Mr. Shapiro on August 20, 2001 representing accrued and unpaid compensation through such date.
(5) Includes (i) 74,074 shares purchased for $0.81 per share in March 2001 in lieu of payment of a $60,000 accrued bonus obligation to Mr. Waldron, (ii) 30,000 immediately exercisable options at $9.125 per share issued to Mr. Waldron in June 2000.
(6) 13,333 immediately exercisable options at $0.81 per share issued in March 2001 to Mr. Mayeda.
(7) Includes an option to purchase 30,000 shares of common stock at an exercise price of $2.00 per share and an option to purchase 10,000 shares at an exercise price of $0.81 per share.
(8) Includes an option to purchase 10,000 shares of common stock at an exercise paid of $2.00 per share and an option to purchase 30,000 shares of common stock at an exercise price of $0.81 per share.
(9) Includes options to purchase 10,000 shares at an exercise price of $0.81 per share awarded to all non-employee directors in March 2001.
(10) Includes (i) 12,346 shares purchased in March 2001 for $0.81 per share,
     (ii) an option to purchase 12,500 shares of common stock at $5.50 per share granted in August 1998, (iii) an immediately exercisable option to purchase 50,000 shares of common stock at $6.25 per share granted in October 1999, and (iv) immediately exercisable options to purchase 50,000 shares of common stock at $0.81 per share issued on March 16, 2001. Does not include an additional 150,000 shares issuable at $0.81 per share under options exercisable on December 31st in each of 2001, 2002 and 2003.
(11) Consists of shares of common stock owned of record and by Mr. Levin, our former President and Chief Executive Officer. Does not include (i) options to purchase 85,000 shares of common stock at an exercise price of $5.50 per share, (ii) options to purchase 250,000 shares of common stock at an exercise price of $6.063 per shares, (iii) options to purchase 865,000 shares of common stock at an exercise price of $4.88 per share, and (iv) options to purchase 750,000 shares of common stock at an exercise price of $5.00 per share; all of which options were terminated in February 2001 at the time of Mr. Levin's resignation as an executive officer of the Company, and which options pursuant to the 1999 Stock Option Plan expire 90 days after termination of employment, to the extent unexercised.

                              PLAN OF DISTRIBUTION

     The shares being offered hereby will be offered and sold by the selling shareholders, by their donees or transferees, or by their other successors in interest. We will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling shareholders, and any discounts or commissions payable with respect to sales of the shares.

     The selling shareholders may offer and sell the shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions.

     From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling shareholders also may transfer and donate shares in other circumstances. Transferees and donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus. Further, we will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

     The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act.

     We have agreed to indemnify certain of the selling shareholders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made not misleading. Such indemnification includes liabilities that such selling shareholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling shareholders for use in the registration statement. We have advised the selling shareholders of the requirement for delivery of this prospectus in connection with any sale of the shares.

                              SELLING SHAREHOLDERS

     The following table assumes that each of the selling shareholders is offering for sale shares of common stock previously issued or issuable by us.
We have agreed to pay all expenses in connection therewith, other than brokerage commissions and fees and expenses of counsel for the respective selling shareholders. None of the selling shareholders has ever held a position with us or had any other material relationship with us. The following table sets forth the beneficial ownership of the shares of capital stock by each person who is a selling shareholder.

                                                                                        Percentage of Shared   Percentage of Shared
                                   Shares of Common Stock     Shared of Common Stock      Owned Before the        Owned After the
   Name and Address of Holder     Beneficially Owned (1)(2)     Being Offered (2)             Offering               Offering
-------------------------------  --------------------------- ------------------------  ---------------------- ----------------------
Alpha Capital                             1,991,911                1,991,911                    %                     -0-
 Aktiengesellschaft (3)
c/o Ultra Finanz Ltd.
Grossmuensterplatz 6
Zurich, CH-8022 Switzerland

AMRO International, S.A. (3)              1,991,911                1,991,911                    %                     -0-
c/o Ultra Finanz Ltd.
Grossmuensterplatz 6
Zurich, CH-8022 Switzerland

Refco Capital Markets Ltd. (4)            6,800,000                6,800,000                    %                     -0-
One World Financial Center
New York, NY 10281

The Robert and Ellen                        889,705                  889,705                    %                     -0-
 Duetschman Family Trust (3)
1905 Westridge Terrace
Los Angeles, CA 90049

Ocean Marketing, Inc (5)                    217,412                  217,412                    %                     -0-
490 N. Causeway
120 Flagler Avenue
New Smyrna Beach, FL 32169

Summit Investments, Ltd. (5)                600,000                  600,000                    %                     -0-
490 N. Causeway
120 Flagler Avenue
New Smyrna Beach, FL 32169

John Hall Coleman (3)                       128,752                  128,752                    *                     -0-
21 Splitrock Road
Pittsfield, NY 14534

ARAB Commercial Bank    Limited             734,203                  734,203                    %                     -0-
 (3)
P.O. Box 309
Grand Cayman, Cayman Islands

Daniel Van Vlasselaer (3)                   881,043                  881,043                    %                     -0-
102/1 Avenue de L' Observatoire
:B1180 Brussels - Belgium

Geoffroy Del Marmol (3)                     881,043                  881,043                    %                     -0-
229 rue, Francois Gay
B1150 Brussels - Belgium
Sybille Van Zuyen (3)                       449,518                  449,518                    %                     -0-
229 rue, Francois Gay
B1150 Brussels - Belgium
Libra Finance, S.A. (5)                      20,706                   20,706                    *                     -0-
P.O. Box 4603
Zurich, Switerland
John McAuliffe (6)                          240,000                  240,000                    %                     -0-
107 Council Rock Avenue
Rochester, NY 14610
Global Capital Securities                    60,000                   60,000
6300 S. Syracuse Way, Suite 645
Englewood, CO 80111
Ralph Olson                                  40,000                   40,000
6300 S. Syracuse Way, Suite 645
Englewood, CO 80111
Jay J. Shapiro (7)
11818 Wilshire Boulevard                    318,333                  318,333                  2.3                    1.8
Los Angeles, CA 90025

    Total                                15,532,395               15,532,395                    %                     -0-

__________________

  (*)  Less than one percent of the outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2001, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The number and percentage of shares beneficially owned before the offering and after the offering are based on the aggregate of 29,253,651 shares of common stock being issued and outstanding, based on an aggregate of 14,431,339 shares outstanding at June 30, 2001 and the assumed issuance of an additional 14,852,312 shares to the above selling shareholders.

(2) The foregoing common stock consist of (i) 4,917,648 shares, representing 200% of the shares that would be issuable at an assumed conversion price of $0.425 per share upon conversion of such notes being registered under this prospectus for the benefit of all holders of our 8% convertible secured notes, (ii) 1,314,664 shares issuable under warrants issued to all such note holders in connection with their investment, (iii) 800,000 shares issuable to Refco Capital Markets Ltd. under warrants issued to such entity in connection with its commitment to our company under the equity line of credit agreement and its agreement to terminate such agreement at our request, (iv) 6,000,000 shares reserved for issuance to Refco Capital Markets Ltd. based upon anticipated sales and purchases under the equity line of credit agreement, (v) 200,000 shares issuable to Ocean Marketing, Inc. under warrants issued as partial consideration for its arranging for the note and equity line of credit financings, (vi) 600,000 shares issued to Summit Investments, Ltd. in consideration of investor relation services render to our company by Investor Relations, Inc. since 1998, (vii) 340,000 shares issued to John McAuliffe, Global Capital Securities and Ralph Olsen for financial consulting services, and (viii) 30,000 finder's shares issued in June 2001. Depending upon then applicable conversion price of our 8% notes, the number of shares of common stock issuable upon conversion of such notes may be substantially different than the 3,028,986 shares being registered for the note holders under this prospectus. In no event may the aggregate number of shares of common stock held by either Refco Capital Markets Ltd. or any holder of our 8% convertible notes at any time, whether upon conversion of its or their notes or exercise of its or their warrants, exceed 9.99% of our then outstanding shares of common stock.

(3) Purchasers of our 8% convertible secured notes due May 30, 2002. Shares beneficially owned include 1,211,750 shares issuable under warrants issued as of August 20, 2001 and immediately exercisable at $0.50 per share.

(4) Refco is Bermuda corporation engaged in making investments in publicly traded companies, and is the investor under our equity line of credit agreement. Refco may also be deemed an "underwriter" (as such term is defined in the Securities Act of 1933, as amended) of any securities issued under our line of credit agreement. Includes (i) 800,000 shares issuable upon exercise of warrants exercisable at $0.50 per share, and (ii) a maximum of 6,000,000 shares which may be purchased by Refco under the equity line of credit agreement.

(5) Shares issued to Ocean Marketing, Inc. consist of shares of common stock underlying 200,000 warrants and 30,000 additional shares to be issued as finder's fees in connection with our recent financings. Shares issued to Summit Investments, Ltd. were issued in consideration for investor relations services rendered to our company by Investor Relations Services, Inc. since 1998. Each of Ocean Marketing, Inc., Summit Investments, Ltd. and Investor Relations Services, Inc. are affiliated corporations controlled by trusts for the benefit of Charles Arnold and members of his family.

(6) Consists of shares issued in connection with financial consulting services rendered to our company.

(7) Consists of 185,00 shares previously issued to Mr. Shapiro in lieu of a cash bonus due under the terms of his employment agreement, and 133,333 shares issuable upon exercise of Mr. Shapiro's stock options.

   Only selling holders identified above who beneficially own the securities set forth opposite each selling holder's name in the table above on the effective date of the registration statement of which this prospectus forms a part may sell those securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the shares of our common stock issued upon exercise of the warrants by any holder not identified above, this prospectus will be supplemented to set forth the name and number of shares of our common stock beneficially owned by the selling holder intending to sell such shares of our common stock, and the number of shares of common stock to be offered. The prospectus supplement will also disclose whether any selling holder in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our subsidiaries or affiliates during the three years prior to the date of the prospectus supplement if this information has not been disclosed in this prospectus.

                           RELATED PARTY TRANSACTIONS

  At December 31, 2000, Drew S. Levin, our former chairman and chief executive officer, was indebted to us in the amount of $1,045,000, representing payments made by us on behalf of Mr. Levin to third parties and short-term interest free loans made by us to Mr. Levin. We are currently attempting to recover from Mr. Levin the amounts owed by him to our company.

  In March 2001, Michael Solomon entered into an agreement, not yet executed, to purchase 925,926 of our shares of common stock, valued at $750,000 or $0.81 per share. 185,185 of such shares will be issued to Mr. Solomon in lieu of a $150,000 cash-signing bonus under his employment agreement in payment for services previously rendered to us. Mr. Solomon agreed to pay the balance of $600,000 by delivering his personal 8% promissory note payable in March 2004 and secured by Mr. Solomon's assignment to us of adequate collateral and marketable securities unrelated to our shares. In addition, we are currently reviewing a film library currently owned by Mr. Solomon's affiliate Solomon Entertainment, Inc., and independently appraised at approximately $660,000. As a result of the completion of our due diligence as to such library, we intend to purchase such asset from Mr. Solomon's affiliate for $600,000 and eliminate his $600,000 note payable.


  Alan D. Liker, a member of our board of directors, received consulting fees from us aggregating $20,000, which was paid to him at the rate of $5,000 per month during the period between September and December 2000. Mr. Liker terminated his consulting agreement effective December 2000. Michael Jay Solomon, a member of our Board of Directors, received consulting fees from us aggregating $200,000, which was paid to him during the period from August 2000 to February 2001.

  In August 2001, Jay J. Shapiro acquired 185,000 shares of our common stock at $0.27 per share in lieu of a $50,000 cash bonus due him under his employment agreement with the company as payment for services previously rendered to us.

  We believe that the foregoing transactions were on terms no less favorable to us than those available from unaffiliated parties. It is our current policy that all transactions with officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, and on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                           DESCRIPTION OF SECURITIES

8% Convertible Notes

     General

     Between May 30, 2001 and June 15, 2001, we sold an aggregate of $1,045,000 of 8% convertible secured notes due May 30, 2002 to a total of eight investors. See "Selling Shareholders."

     The 8% convertible notes accrue interest at the rate of 8% per annum. Interest is payable quarterly in arrears, commencing September 30, 2001. Unless previously converted into our common stock, the 8% notes are due and payable on May 30, 2002.

     Conversion Rights

     The 8% convertible notes entitle the holder to convert, at any time, all or any portion of the outstanding principal and interest due on the notes into shares of our common stock at a conversion price equal to the lower of $1.00 or 80% of the average of the three lowest closing bid prices for our common stock for the 15 trading days prior to the conversion date. The conversion price per share and the number of shares of our common stock issuable upon conversion of the 8% convertible notes is subject to proportionate adjustment in certain circumstances relating to

      . mergers, sale of assets, reclassification of our securities, stock splits, combinations and stock dividends, or

      . if we sell common stock or other securities convertible or exercisable for common stock at a price per share less than the conversion price of the notes, except in certain circumstances relating to acquisitions or assets or businesses or under our stock option plans.

     Collateral

     To secure payment of the notes, when due, and the timely performance of our various agreements to the note holders, we have granted to the holders of the notes a priority lien and security interest on our film library and all of our other assets and properties, which lien is subject and subordinated only to the lien on such assets held by Merchantile Bank securing a $1.8 million note and a lien held by Heller on our Call of the Wild property.

     Other Agreements

     In order not to violate a Nasdaq marketplace rule, under the terms of our agreements with the holders of the notes, unless we obtain approval and ratification of all of the terms of the sale of the 8% convertible notes and warrants by the holders of at least a majority of our outstanding shares of common stock, the holders of the 8% convertible notes may not convert the notes into shares of our common stock representing more than approximately 2,880,000 shares, or 20% of our outstanding shares at the time of the sale of the 8% convertible notes. We intend to seek shareholder approval and ratification of the transaction at our 2000 annual meeting, currently scheduled in September 2001. If our shareholders do not ratify such transaction, our only obligation would be to retire any unconverted notes at maturity at 100% of their outstanding principal amount, plus accrued interest thereon.

     Provided that no event of default exists, our common stock issuable upon conversion of the 8% convertible notes has been registered under the Securities Act, and the effective conversion price is less than $0.80 per share, we may redeem the notes for 120% of their principal amount plus accrued interest, subject to the holders right, exercisable within five business days of our notice of redemption, to elect convert the note into common stock at not less than $1.00 per share. If we elect to redeem the 8% convertible notes, we will issue the holders warrants (exercisable at $1.56 per share) to purchase one share of our common stock for each $3.00 of notes redeemed. In the event we receive a commitment from a commercial lender for not less than $4.0 million of bank financing, the redemption premium will be 110% of the principal amount of 8% convertible notes.

     We have agreed that, without the consent of the holders of the 8% convertible notes, we will not issue or sell any equity securities or convertible debt for a period of 120 after the effective date of the registration statement of which this prospectus is a part. However, we may issue such securities in connection with

        . an acquisition of a business or assets, or in connection with a joint venture, partnership or licensing arrangement;

        . stock grants or options granted to employees or directors under a plan approved by the shareholders; or

        .    other sales of up to $5.0 million of securities.

     Events of Default.

     In addition to customary events of default, including non-payment of principal or interest, breaches of our covenants and representations to the note holders, or acts of bankruptcy, an event of default under the notes would occur if our shares of common stock are delisted from trading on Nasdaq or another principal securities exchange.

     Registration Rights

  We have agreed to file the registration statement of which this prospectus is a part under the Securities Act on behalf of the holders of the 8% convertible notes, the warrants and the 30,000 finders shares. We have agreed to use our best efforts to have such registration statement declared effective by the SEC by September 2001, and use our best efforts to cause such registration statement to remain effective until the warrants sold in connection with the private placement expire or the shares of common stock issuable upon exercise of such warrants covered by such registration statement have been sold pursuant to such registration statement.

Common stock

     We are authorized to issue up to 40,000,000 shares of common stock, no par value. As of June 30, 2001, there were 14,401,339 shares of common stock outstanding which were held of record by approximately 66 shareholders. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as and if declared by the board of directors out of funds legally available therefore and, upon the liquidation, dissolution, or winding up of our company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are validly authorized and issued, fully paid, and nonassessable.

     We intend to request shareholder approval at our 2000 annual meeting to increase to 100,000,000 shares the number of shares of common stock we are authorized to issued under our certificate of incorporation.

Preferred Stock

     We are authorized to issue up to 10,000,000 shares of preferred stock. As of June 30, 2001, there were no shares of preferred stock outstanding. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. Except for our Series A convertible preferred stock, we have no other present plans for the issuance of shares of preferred stock. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and therefore, reduce the value of the common stock. The ability of the board of directors to issue preferred stock could also discourage, delay or prevent a takeover.

Warrants From These Offerings

     The warrants issued in connection with the sale of our 8% convertible notes in June and July 2001 enabled the holders to purchase 1,314,664 shares of our
common stock at an exercise price of $1.56 per share, payable in cash.   The
warrants were issued pursuant to various warrant agreements between the Company and each of the warrant holders. The warrants expire on May 30, 2006 and each entitles the holder thereof to purchase one share of our common stock. In connection with our equity line of credit agreement, in July, 2001, we issued to Refco Capital Markets warrants to purchase 750,000 shares of our common stock at an exercise price of $1.50 per share. In consideration of their agreement to permit us to immediately undertake to raise up to $5.0 million of additional equity financings, we agreed in August 2001 to reduce the exercise price of all warrants issued in connection with the sale of our 8% convertible notes and our equity line of credit agreement from their original exercise prices per share to a per share exercise price to $0.50 per share. In addition, we issued to Refco Capital Markets and the holders of our 8% convertible notes warrants to purchase an additional 261,750 shares of common stock at an exercise price of $0.50 per share.

     Each warrant holder shall have the right to a cashless exercise of its warrant if the fair market value of one share of common stock is greater than the purchase price (at the date of calculation as set forth below), in lieu of exercising the warrant for cash, upon our consent, the holder may elect to receive shares equal to the value (as determined below) of his warrant (or the portion thereof being cancelled) by surrender of his warrant at our principal office in which event we shall issue to the holder a number of shares of common stock computed using the following formula:

             X=Y (A-B)
                  ---
                    A
             --------

      Where X =    the number of shares of our common stock to be issued to the holder

            Y = the number of shares of our common stock purchasable under the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised (at the date of such calculation)

            A = the fair market value of one share of the our common stock (at the date of such calculation)

            B =    purchase price (as adjusted to the date of such calculation)

     The holder may not employ the cashless exercise feature described above at any time that the warrant stock to be issued upon exercise is included for unrestricted resale in an effective registration statement.

     In case at any time or from time to time, we effect a reorganization; consolidate with or merge into any other person, or transfer all or substantially all of our properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by us whereby the holder of a warrant, on the exercise at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the our common stock (or other securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised his warrant, immediately prior thereto, all subject to further adjustment thereafter.

     In the event that we issue additional shares of the common stock as a dividend or other distribution on outstanding common stock; subdivide our outstanding shares of common stock; or combine our outstanding shares of the common stock into a smaller number of shares of the common stock, then, in each such event, the purchase price shall, simultaneously with the happening of such event, be adjusted by multiplying the then purchase price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of common stock outstanding immediately after such event, and the product so obtained shall thereafter be the purchase price then in effect. The purchase price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events. The number of shares of common stock that the holder of a warrant shall thereafter, on the exercise be entitled to receive shall be increased to a number determined by multiplying the number of shares of common stock that would otherwise be issuable on such exercise by a fraction of which (a) the numerator is the purchase price that would otherwise be in effect, and (b) the denominator is the purchase price in effect on the date of such exercise.

     We granted to the warrant holders the same registration rights granted to the purchasers of our 8% convertible notes.

     The warrants do not entitle the holder thereof to any of the rights of a holder of our capital stock, including, without limitation, the right to vote at or receive notice of our shareholder meetings.

     The warrants holders are entitled to exercise all or a portion of their warrants at any time prior to the warrant expiration date, at which time all unexercised warrants will expire. This summary does not purport to be a complete description of the warrants or the warrant agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Warrants and the warrant agreements (including the definitions contained therein).

Warrants Issued Prior to this Offering

     Excluding the warrants to purchase the 2,964,664 shares of our common stock which are being registered under this prospectus, at June 30, 2001, there were other warrants outstanding to purchase 1,495,165 shares of common stock. These warrants will remain outstanding after the completion of this offering.

     Pre-IPO Warrants

     In connection with the issuance of prior secured notes, we have issued an aggregate of 427,354 warrants, each warrant entitling the holder thereof to acquire one share of common stock; 224,293 warrants are exercisable at an exercise price equal to $0.43 per share, 29,191 warrants are exercisable at an exercise price equal to $0.97 per share, 193,870 warrants are exercisable at $0.97 per share, 20,000 warrants are exercisable at $2.45 and 10,000 warrants are exercisable at $2.00, subject to adjustment as hereinafter provided. The warrants may be exercised, at the option of the holder at any time. To date, 288,113 of such warrants have been exercised. Unless exercised during their term, the right to exercise the warrants terminates on their expiration date.

     Consultant's Warrants

     Prior to 1998, we issued 147,924 warrants to other consultants and investors in connection with prior financings. Of these warrants, 21,362 are exercisable at $1.07 per share and 126,562 are exercisable at $0.43 per share, all of which are currently exercisable. During 1998 and 1999, we granted warrants to purchase our common stock to the following individuals and entities for services provided to us:

     . 22,000 and 10,000 warrants, respectively, to Mansion House International and Danny Chan, respectively, exercisable at $2.75 per share;
     .    5,000 warrants to Hedblom Partners, exercisable at $3.50 per share;
     . 200,000 warrants to Glen Michael Financial; 100,000 exercisable at $1.62 per share, 75,000 exercisable at $3.00 per share and 25,000 exercisable at $3.25 per share; and
     . 10,000 warrants to Ralph Olsen, exercisable at $2.00 per share. In addition, we granted (x) 121,000 and 10,000 warrants, respectively, to Chase Financing Ltd., and Robert Herskowitz, respectively, exercisable at $1.62 per share and (y) an aggregate of 20,000 warrants, 5,000 each to Investor Relations Services, Aurora Holdings, Amber Capital and Affiliated Services, respectively, exercisable at $2.45 per share, in connection with debt that was raised. Century City Securities, Inc., was issued 100,000 warrants exercisable at $2.20 per share, for consulting services.

     National Securities Corporation's Warrant

     As part of our initial public offering, we issued to National Securities Corporation a warrant to purchase for investment a maximum of 150,000 shares of common stock. This warrant is exercisable for a four-year period commencing one year from July 29, 1999. The exercise price is $7.425 per share (that being 135% of the initial public offering price per share). The warrant is not saleable, transferable, assignable or hypothecatable prior to its exercise date except to officers of National Securities Corporation and members of their selling group and officers and partners thereof. The warrant contains anti-dilution provisions. The warrant does not entitle National Securities Corporation to any rights as a shareholder until it is exercised and shares are purchased thereunder. The warrant and the shares of common stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that, if we shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement from our initial public offering or a separate registration statement, National Securities Corporation shall have the right during the seven-year period commencing on July 29, 1999 to include in such amendment or Registration Statement the shares of common stock issuable upon exercise of the warrant at no expense to National Securities Corporation. Additionally, we have agreed that for a period of 5 years from the closing of the initial public offering, upon written demand by a holder or holders of a majority of the warrant, we will, on one occasion, register the shares of common stock issuable upon exercise of the warrant at our expense. In addition, we have agreed, that during the same 5 year period, upon the written demand of any holder of the warrant, to promptly register the shares of common stock underlying such holder's warrant at the expense of such holder.

     Bridge Warrants

     In connection with the sale of debentures made between January and March 1999, we also issued warrants to purchase 185,000 shares of common stock. The warrants are exercisable at a price equal to 110% of the per share market value as of the last trading day prior to the date of the issuance of the warrants. The price is $2.16 per share for 85,000 of the warrants and $2.20 per share for 100,000 of the warrants.

     In connection with the $350,000 bridge financing, we issued 35,000 warrants which are exercisable at $7.61 per share. Finally, in connection with the $4,000,000 bridge financing, we issued 340,000 warrants which are exercisable at $7.00 per share which was subsequently reduced to $6.50 per share.

Terms of Other Warrants

     The warrant holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the warrants, with a resulting dilution in the interests of our shareholders by reason of exercise of warrants at a time when the exercise price is less than the market price for the common stock. Further, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants.

     The holders of the warrants will not have any of the rights or privileges of shareholders, including voting rights and rights to receive dividends, prior to exercise of the warrants. We reserve out of its authorized but unissued shares a sufficient number of shares of common stock for issuance on exercise of the warrants. The common stock issuable on exercise of the warrants will be, when issued, duly authorized and validly issued, fully paid, and nonassessable.

     For a holder to exercise the warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares or other securities underlying the warrants, or an opinion of our counsel that there is an exemption from registration or qualification.

     In the event that we shall at any time:

     . declare a dividend, or make a distribution, on the outstanding common stock payable in shares of our capital stock;
     . subdivide the outstanding common stock into a greater number of shares of common stock;
     . combine the outstanding common stock into a smaller number of shares; or . issue any shares of its capital stock by reclassification of the common stock (including any such reclassification in connection with a consolidation or merger in which we are the continuing corporation), then, in each case, the exercise price per warrant share in effect at the time of the record date for the determination of shareholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of common stock outstanding after giving effect to such action. Upon such adjustments to the exercise price, the number of warrant shares issuable upon exercise of each warrant shall simultaneously be adjusted by multiplying the number of warrant shares theretofore issuable upon exercise of such warrant by the exercise price theretofore in effect and dividing the product so obtained by the exercise price, as adjusted.

     In the event of any reclassification, capital reorganization or other similar change of outstanding common stock, any consolidation or merger involving our Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization, or other similar change in the outstanding common stock), or a sale or conveyance to another corporation of our property as, or substantially as, an entirety, each warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of common stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case above, the effect of these provisions would be that the holder of a warrant would thereafter be limited to exercising such warrant at the exercise price in effect at such time for the amount of cash per share that a warrant holder would have received had such holder exercised such warrant and received common stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the warrant.

Limitation of Director and Officer Liability and Indemnification

     Our directors are presently entitled to indemnification as expressly authorized under Section 317 of the California General Corporation Law, or CGCL, and our Bylaws which generally authorizes us to indemnify our agents where such indemnification is authorized by Section 317. Section 317 provides a detailed statutory framework covering indemnification of any agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation.

     Article 5 of our articles of incorporation provides that a director will not be liable for monetary damages arising out of the director's breach of his or her fiduciary duties to us and the shareholders to the fullest extent permissible under the CGCL. Liability for breach of a director's fiduciary duty arises when the director has failed to exercise sufficient care in reaching decisions or otherwise attending to his responsibilities as a director and in other circumstances. Article V does not eliminate these duties; it only eliminates monetary damage awards occasioned by a breach of these duties. Accordingly, a breach of fiduciary duty is still a valid basis for a suit seeking to stop a proposed transaction from occurring. However, after a transaction has occurred, the shareholders do not have a claim against directors for monetary damages based on a breach of fiduciary duty, even if that breach involves negligence on the part of the directors. Additionally, as a practical matter, equitable remedies such as rescission may not be available after a transaction has already been consummated or in other circumstances.

     We intend to enter into indemnification agreements with our directors and executive officers that attempt to provide the maximum indemnification allowed under the CGCL. The indemnification agreements will make mandatory indemnification which is permitted by the CGCL in situations in which the indemnitee would otherwise be entitled to indemnification only if the board of directors, the shareholders, independent legal counsel retained by us or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification. However, in part because the CGCL was only recently enacted, the extent to which the indemnification permitted by the CGCL law may be expanded by indemnification agreements is unsettled and has yet to be the subject of any judicial interpretation.

Transfer Agent and Registrar

     The transfer agent for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, telephone number (818) 502-1404, which also is responsible for record keeping functions in connection with the same.


                        SHARES ELIGIBLE FOR FUTURE SALE

      Our common stock trades on the Nasdaq National Market under the symbol "TMTV." Sales of substantial amounts of our common stock in the public market or the perception that such sales could occur could materially adversely affect the prevailing market price and our ability to raise equity capital in the future.

      On June 30, 2001, we had 14,431,339 shares outstanding and listed on The Nasdaq National Market. This amount does not include shares which, in the future, may be issued under options or warrants. Upon completion of this offering, assuming the issuance of 15,532,395 shares of our common stock upon the conversion of the $1,045,000 of 8% notes, the issuance of 6,000,000 shares under our equity line of credit agreement, and the exercise of all warrants issued in connection with such securities, we will have issued and outstanding 29,933,734 shares of common stock. The shares that have been registered are freely tradeable without restriction under the Securities Act of 1933, unless purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933.

      The remaining shares of common stock outstanding upon completion of the offering, determined as if all outstanding warrants have been exercised and notes converted, will be "restricted securities" as that term is defined in Rule 144 as promulgated under the Securities Act ("Restricted Stock"). Restricted Stock may be sold in the public market only if registered or if qualified for an exemption from registration under Rule 144 or Rule 701 as promulgated under the Securities Act, which rules are summarized below, or pursuant to another exemption from registration. Sales of the Restricted Stock in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the common stock. In general, under Rule 144, beginning 90 days after the date of the final prospectus from our initial public offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Stock for at least one year (including the holding period of any prior owner other than an affiliate of ours) would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of ours) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      Any employee, officer or director of or consultant to us who purchased his or her shares of common stock pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144, as described above. Rule 701 further provides that nonaffiliated shareholders may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares was required to wait until 90 days after the date of the final prospectus from our initial public offering before selling his shares.

                                 LEGAL MATTERS

  Greenberg Traurig, LLP, Orlando, Florida and New York, New York, who also acts as our counsel, will pass upon the valid issuance of our common shares described in this offering for us.

                                    EXPERTS

  The financial statements included in this prospectus and in the registration statement have been audited by Stonefield Josephson, Inc., independent certified public accountants, to the extent and for the periods shown in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the SEC under the Securities Act a registration statement on Form SB-2 with respect to shares of the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information shown in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information pertaining to us and the common stock offered hereby, reference is made to the registration statement, including the exhibits and schedule thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC, 20549 and at the regional offices of the SEC located at 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the

SEC maintains a website that contains reports and other information that is filed through the SEC's EDGAR System. The website can be accessed at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

      . our Quarterly Report on Form 10-QSB/A for the period ended June 30, 2001 as filed on August 27, 2001;
      . our Quarterly Report on Form 10Q-SB/A for period ended March 31, 2001 as filed on May 21, 2001;
      . our Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed on April 20, 2000;
      . future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares offered by the selling shareholders have been sold.

You may obtain a copy of these filings, without charge, by writing or calling us at:

                       Team Communications Group, Inc.
                       11818 Wilshire Blvd., 2nd Floor
                       Los Angeles, CA 90025
                       Attention: Mr. Jay Shapiro, President
                       (310) 312-4400

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

  You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents. We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants
   Consolidated Financial Statements Ended December 31, 1999 and 2000..............
Balance sheets.....................................................................
Statements of operations...........................................................
Statements of capital deficit......................................................
Statements of cash flows...........................................................
Notes to consolidated financial statements.........................................
Quarterly Period Ended March 31, 2001..............................................

                        TEAM COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           (Dollar Amounts in 000's)

                                                                             December 31,
                                                                        -----------------------
                                                                                        1999
                                                                              2000   (Restated)
                                                                        ----------   ---------
ASSETS
Cash and cash equivalents                                               $  2,610.8   $21,088.7
Trade receivables, net of allowance of doubtful accounts of
 $14,155.5 and $831.0, respectively, including $5,275.0 due from
 related parties at December 31, 1999                                      1,376.1     8,830.6
Television programming costs, net of accumulated amortization of
 $29,600.0 and $15,322.3, respectively                                    24,080.4    27,592.6
Due from officer                                                             - 0 -       170.4
Fixed assets net                                                           1,878.8       595.7
Goodwill                                                                     - 0 -     1,048.2
Prepaid and other assets                                                     668.9     1,415.8
                                                                        ----------   ---------
  Total Assets                                                          $ 30,615.0   $60,742.0
                                                                        ==========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable, accrued expenses and other liabilities                $  7,128.7   $ 7,873.3
Deferred taxes                                                               - 0 -       763.8
Deferred revenue                                                           3,327.0       559.4
Accrued participations                                                     1,120.7     3,771.5
Bank line of credit                                                          - 0 -       350.0
Notes payable                                                              8,688.0       153.8
Accrued interest                                                             230.4        32.1
                                                                        ----------   ---------
  Total Liabilities                                                     $ 20,494.8   $13,503.9
                                                                        ----------   ---------

Commitments and contingencies

Shareholders' equity:
 Preferred stock no par value; 10,000,000 shares authorized, no shares issued and outstanding
Common stock, no par value: 40,000,000 shares authorized; 14,246,339
 and 12,895,509 issued and outstanding, respectively                           1.0         1.0
Paid in capital                                                           57,566.4    51,693.0
Accumulated other comprehensive loss                                        (352.2)      (26.0)
Accumulated Deficit                                                      (47,095.0)   (4,429.9)
                                                                        ----------   ---------

Total shareholders' equity                                                10,120.2    47,238.1
                                                                        ----------   ---------

Total liabilities and shareholders' equity                              $ 30,615.0   $60,742.0
                                                                        ==========   =========



The accompanying notes are an integral part of these financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Dollar Amounts in 000's)


                                                                     Year Ended December 31,
                                                                   ----------------------------
                                                                                      1999
                                                                            2000   (Restated)
                                                                      ----------   ---------

Revenues, including related parties of $5,275 in 1999                 $ 14,932.4   $13,612.0
Cost of revenues                                                        32,017.5     7,335.1
Bad debt expense                                                         5,375.0       662.0
Restructuring Expense                                                    3,500.0           -
General and administrative expenses                                     12,415.9     7,771.3
                                                                      ----------   ---------

Loss from operations                                                   (38,376.0)   (2,494.4)
Interest expense                                                          (929.4)     (817.6)
Interest income                                                            747.3        96.0
                                                                      ----------   ---------

Loss before income taxes                                               (38,558.1)   (3,216.0)
Provision for state income taxes, current                                ( 107.0)          -
                                                                      ----------   ---------

Loss before extraordinary item and cumulative
   effect of  accounting change                                       $(38,665.1)  $(3,216.0)
Extraordinary loss from early extinguishment of debt                           -    (1,034.5)
Cumulative effect of change in accounting principle - See Note 2        (4,000.0)          -
                                                                      ----------   ---------

Net loss                                                              $(42,665.1)  $(4,250.5)
                                                                      ==========   =========

Basic and diluted loss per common share
  Loss before extraordinary item and cumulative effect                $    (2.80)  $   (0.57)
  Extraordinary loss                                                           -       (0.18)
  Cumulative effect                                                         (.29)          -
                                                                      ----------   ---------

   Net loss per common share - basic and diluted                      $    (3.09)  $   (0.75)
                                                                      ==========   =========

Weighted average number of shares outstanding - basic and diluted     $ 13,798.2   $ 5,658.7
                                                                      ==========   =========



The accompanying notes are an integral part of these financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                           (Dollar amounts in 000's)

                                          Common Stock                                    Accumulated Other
                                   ------------------------             -------------------------------------------------
                                    Number of        Par      Paid In     Treasury                           Accumulated
                                     of Shares      Value     Capital       Stock      Comprehensive Loss      Deficit
                                   ------------    -------   ---------  ------------ ---------------------- -------------
Balance at January 1, 1999               2,816,135   $1.0      $ 7,612.7    $(34.6)  $         -                 $   (179.4)
Net loss for the year ended
 December 31 1999 (restated).
 See Note 12                                                                                                       (4,250.5)
Sale of treasury stock                      17,000                            34.6
Issuance of common stock in
 connection with conversion of
  debt                                   1,219,974               2,299.6
Issuance of common stock
 for services                              464,000               1,032.4
Issuance of warrants for
 services                                                          318.1
Issuance of warrants for debt                                      443.5
Issuance of debt with beneficial
 conversion feature                                                730.0
Issuance of common stock
 for Dandelion acquisition                 386,847               2,500.0
Issuance of common stock in the
 German Offering                         6,000,000              31,508.5

Private placement of common
 stock                                   1,188,334               4,255.2
Exercise of warrants                       763,219                 788.8
Issuance of stock for Legal
 settlements                                40,000                 203.9
                                                                                                                 -----------
Foreign currency translation
 adjustment                                                                                     $ (26.0)
                                        ----------   ----      ---------  ------                --------         -----------

Balance at December 31,
 1999 (Restated)                        12,895,509   $1.0      $51,693.0  $    -                $ (26.0)         $ (4,429.9)
Net loss for the year ended
 December 31, 2000                                                                                                (42,665.1)
Issuance of common stock
 for film library acquisition              128,572                 912.0
Private placement of common
 stock
 and conversion of debt                    164,800                 500.0
Issuance of warrants for
 services                                                        1,299.3
Issuance of common stock for
 cashless exercise of
 representation warrants                    67,117
Exercise of warrants and options           990,341               3,162.1
                                                                                                                 -----------
Foreign currency translation
 adjustment                                                                                      (326.2)
                                        ----------   ----      ---------  ------                --------         -----------

Balance at December 31, 2000            14,246,339   $1.0      $57,566.4  $    -                $(352.2)         $(47,095.0)
                                        ==========   ====      =========  ======                ========         ===========



The accompanying notes are an integral part of these financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                               (Amounts in 000's)


                                                                       Year Ended December 31,
                                                                      ------------------------
                                                                                      1999
                                                                            2000   (Restated)
                                                                      ----------   ----------

OPERATING ACTIVITIES
Net loss                                                              $(42,665.1)  $ (4,250.5)
Adjustments to reconcile net income to cash used for operating activities
  Depreciation and amortization                                          1,371.4         28.9
  Amortization of television programming costs                          39,833.4      7,335.1
  Provision for doubtful accounts                                       13,439.8      1,662.1
  Additions to television programming costs                            (35,409.2)   (19,108.8)
  Amortization of notes payable discount                                       -         41.1
   Stock and warrants issued in exchange for services                    1,299.3      1,554.4
Change in assets and liabilities, including effect of acquisition:
  (Increase) decrease in trade receivables                              (5,985.3)    (3,659.8)
  (Increase) decrease in prepaid and other assets                          746.9     (1,263.6)
  Increase (decrease) in accounts payable, accrued expenses and
other liabilities                                                       (1,280.8)     2,616.6
  Increase (decrease) in deferred revenue                                2,767.6         86.5
  Increase in accrued participations                                    (2,650.8)       745.7
  Decrease in accrued interest                                             198.3       (498.8)
  Foreign currency translation adjustment                                 (326.2)       (26.0)
                                                                      ----------   ----------
  Net cash used for operating activities                               (28,660.7)   (14,737.1)
                                                                      ----------   ----------

INVESTING ACTIVITIES:
  Purchase of fixed assets                                              (1,606.4)      (173.2)
  Acquisition of Dandelion, net of cash acquired                               -     (2,021.7)
  (Increase) decrease in due from officer                                  170.4        (25.0)
                                                                      ----------   ----------

Net cash used for operating activities                                  (1,436.0)    (2,219.9)
                                                                      ----------   ----------

FINANCING ACTIVITIES
  Proceeds from issuance of notes payable and warrants                  10,610.6     10,998.9
  Change in bank line of credit                                           (350.0)      (764.0)
  Principal payment on loan due to shareholder                                 -       (500.0)
  Issuance of common stock                                               3,662.1     37,726.3
  Sale of treasury stock                                                       -         34.6
  Extraordinary charge for early retirement of debt                            -      1,034.5
   Principal payment of notes payable                                   (2,304.2)   (11,512.3)
                                                                      ----------   ----------

Net cash provided by financing activities                               11,618.5     37,018.0
                                                                      ----------   ----------

  Net change in cash                                                   (18,477.9)    20,061.0
  Cash at beginning of year                                             21,088.7      1,027.7
                                                                      ----------   ----------

  Cash at end of year                                                 $  2,610.8   $ 21,088.7
                                                                      ==========   ==========

Supplemental disclosure of cash flow information:
  Interest paid                                                       $    835.5   $    930.0
  Income taxes paid                                                   $    152.3   $     17.4

The accompanying notes are an integral part of these financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES
                           (Dollar Amounts in 000's)

                                                Year Ended December 31,
                                                -----------------------
                                                    2000      1999
                                                  --------  --------

Issuance of shares in connection with the
 acquisition of Dandelion                        $      -  $2,500.0

Issuance of shares and warrants in connection
 with services provided to us                    $1,299.3  $1,554.4

Issuance of shares in connection with
 extinguishment of debt                          $      -  $2,229.6

Issuance of shares in connection with
 acquisition of film rights                      $  912.0  $      -



The accompanying notes are an integral part of these financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- DESCRIPTION OF THE COMPANY:

Team Communications Group, Inc. (formerly known as DSL Entertainment Group, Inc.) and its wholly owned subsidiaries (collectively, the "Company") are primarily engaged in developing, producing, and distributing dramatic and reality-based television series, mini-series, animated series, programs, specials, and made-for-television movies for telecast, exhibition or distribution in the domestic and foreign television and home video markets. The Company's primary focus is on developing and producing family drama, children programming and reality-based programming for both domestic and international broadcast networks and cable channels such as Discovery's Animal Planet, The Travel Channel, The Learning Channel, The Showtime Networks, Fox Family Channel and The Discovery Channel.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Going Concern
-------------

For the years ended December 31, 2000 and 1999, the Company has had negative cash flows from operations of $28,660,700 and $14,737,100, respectively and has incurred net losses of $42,665,100 and $4,250,500, respectively. The Company's expenses continue to exceed its income. In addition, the Company requires an immediate infusion of working capital to continue its present operations. The Company is taking the following steps to obtain financing and raise working capital:

    .  Attempting to sell up to $4 million in equity
    .  Refinancing of film programming inventory
    .  Close-down of European offices
    .  Strategic partnerships and mergers
    .  Significant reductions in Company overhead
    .  Increased sales effort on a world-wide basis

There can be no assurances that the Company will be able to achieve any of these objectives. There can be no assurances that the Company will be able to obtain such additional funds or that, if obtained, it will be able to achieve or sustain significant revenues or profitability in the future.

Principles of Consolidation
---------------------------

The accompanying consolidated statements include the accounts of Team Communications Group, Inc. and subsidiaries. All significant intercompany transactions and accounts have been eliminated.

Foreign Currency Translation
----------------------------

The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets, including goodwill, and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting translation adjustments are reported as other comprehensive income. Gains and losses from foreign currency transactions are included in net earnings.

Revenue Recognition
-------------------

Revenue from licensing agreements covering entertainment product owned by the Company is recognized when the entertainment product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met in accordance with generally accepted accounting principles. The portion of recognized revenue which is to be shared with the producers and owners of the license program material (participations payable and due to producers) is accrued as the revenue is recognized. Deferred revenues consist principally of advance payments received on television contracts for which program materials are not yet available for broadcast or exploitation. Such amounts are normally repayable by the Company only if it fails to deliver the related product to the licensee.

Sales to five major customers accounted for approximately 85% and 73% of the Company's total operating revenue for the year ended December 31, 2000 and 1999.

Cash
----

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Cash equivalents consist of interest-bearing securities with original maturities of less than 90 days.

Television Program Costs
------------------------

Television program costs are valued at the lower of unamortized cost or net realizable value on an individual title basis. Television program costs represent those costs incurred in the development, production and distribution of television projects. These costs have been capitalized in accordance with generally accepted accounting principles. Amortization of television program costs is charged to expense and third-party participations are accrued using the individual film forecast method whereby expense is recognized in the proportion that current year revenues bear to an estimate of ultimate revenue. Such estimates of ultimate revenue are prepared and reviewed by management, and estimated losses, if any, are provided for in full. Development costs are reviewed by management and charged to expense when abandoned or, even if still being actively developed, if not set for principal photography within three years of initial development activity.

Fixed Assets
------------

Fixed assets include office furnishings, fixtures and equipment. Office furnishings, fixtures and equipment are depreciated over a useful life of five years. All depreciation expense is calculated using a method approximating straight line depreciation. Fixed assets are net of $578,400 in accumulated depreciation at December 31, 2000.

Prepaid and Other Assets
------------------------

The balance represents security deposits and prepaid expenses.

Debt with Stock Purchase Warrants and Beneficial Conversion Features
--------------------------------------------------------------------

The proceeds received from debt issued with stock purchase warrants is allocated between the debt and the warrants, based upon the relative fair values of the two securities and/or beneficial conversion features. Fair value of the debt element of the financial instrument is determined by discounting the future payments of principal and interest, based upon management's estimate of its borrowing rate for similar financial instruments of this risk (generally 15%), and the balance of the proceeds is accounted for as additional paid in capital. The resulting debt discount is amortized to expense over the term of the debt instrument, using the effective interest method. In the event of settlement of such debt in advance of the maturity date, a loss is recognized based upon the difference between the then carrying amount (i.e., face amount less unamortized discount) and the amount of payment. When debt is redeemed or converted to share of common stock prior to maturity any remaining discount is expensed to extraordinary loss from early extinguishments of debt as reflected in the 1999 financial statements.

Unclassified Balance Sheet
--------------------------

In accordance with the provisions of SOP 00-02, the Company has elected to present an unclassified balance sheet.

Financial Instruments
---------------------

The carrying amounts of financial instruments including cash and cash equivalents, short term accounts receivable, accounts payable, loans payable, and deferred revenue approximated fair value as of December 31, 2000, because of the relatively short maturity of these instruments. The carrying value of long term accounts receivable approximated fair value as of December 31, 2000, because the instruments are valued at the Company's effective borrowing rate.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially differ from those estimates.

Concentration of Credit Risk
----------------------------

One customer represented approximately 40% of the trade receivable balance at December 31, 2000.

Net Earnings Per Common Share
-----------------------------

The Company computes net earnings per share following SFAS No. 128, "Earnings Per Share." Under the provisions of SFAS No. 128, basic net income per share is computed by dividing the net income available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Common equivalent shares have been excluded, as their effect would be antidilutive.

Recent Pronouncements Effective Subsequent to 1999
--------------------------------------------------

In June 1998, the United States Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," initially effective for fiscal years beginning after June 15, 1999 and extended to June 15, 2000 by SFAS No. 137. The Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on its financial statements.

An entity that had previously been subject to the requirements of SFAS No. 53 should follow the guidance in a Statement of Position 00-02, "Accounting by Producers and Distributors of Films" and SFAS No. 139, which rescinded SFAS No.
53. The Company elected to adopt this Statement of Position early and such pronouncement has approximately a $4.0 million negative impact on the Company's results of operations and financial position as of and for the year ended December 31, 2000.

In December 1999, the Securities and Exchange Commission (the "Commission") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which is to be applied beginning with the fourth fiscal quarter of fiscal years beginning after December 15, 1999, to provide guidance related to recognizing revenue in circumstances in which no specific authoritative literature exists. The adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

In January 2001, the FASB Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness. Management does not believe that this pronouncement will have a material impact on the financial statements.

In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44

("Interpretation 44"), "Accounting for Certain Transactions Involving Stock Compensation." Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 was effective July 1, 2000, with certain provisions that are effective retroactively back to December 15, 1998 and January 12, 2000. The adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

NOTE 3 - ACQUISITIONS AND DISPOSITIONS

In October 1999, the Company completed its acquisition of Dandelion Distribution Ltd. (Dandelion). Aggregate consideration consisted of 386,847 shares of the Company's common stock for an equity value of $2.5 million and $2.5 million in cash.

The acquisition was accounted for using the purchase method of accounting, and accordingly, the acquisition cost of $5.2 million (including transaction costs) has been allocated to the assets acquired and liabilities assumed based on estimates of their fair value. While goodwill was recognized at acquisition, the Company's management determined that there was an impairment in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" and determined that a write down of $2.5 million was required as of December 31, 2000.

Pro Forma operating results for 1999 as if the acquisition had taken place at the beginning of that year, are as follows (restated):

                                             Acquisition 1999
                                             ----------------
                                 (in Thousands, except per share amounts)
                                              (unaudited)
     Revenue                                   $15,820
     Operating Loss                             (2,787)
     Loss before extraordinary item             (3,349)
     Net loss                                   (4,474)

     Basic EPS
         Loss before extraordinary
          item per share                         (0.59)
         Net loss per share                      (0.79)

The Company decided to close down the U.K. operations on March 31, 2001. All costs for such divestiture have been accrued as of December 31, 2000. The Company also closed its German offices and has accrued $950,000 relative to such restructuring transactions. See Note 12.

NOTE 4 -- TELEVISION PROGRAM COSTS:

Television program costs consist of the following:

                                                          1999
                                              2000     (Restated)
                                           ---------   ----------
                                          (Dollar Amounts in 000's)
     In process and development            $   734.0    $   480.0
     Released, less accumulated
      amortization                          23,346.4     27,112.6
                                           ---------    ---------
                                           $24,080.4    $27,592.6
                                           =========    =========

Based on management's estimates of future gross revenue as of December 31, 2000, approximately 70% of the $23,346,400 in unamortized released television program costs will be amortized during the three years ending December 31, 2003 and 90% will be amortized during the five years ending December 31, 2005.

NOTE 5 -- INCOME TAXES:

Deferred taxes result from temporary differences in the recognition of expense for tax and financial statement reporting purposes.

A reconciliation of the difference between the statutory federal income tax rate and the Company's effective income tax rate applied to income (loss) before income taxes are as follows for the periods ending:

                                          December 31,
                                       -------------------
                                                  1999
                                       2000    (Restated)
                                       ----    ----------
     Statutory federal tax rate          35%          35%
     State income tax provision           0%           0%
     Changes in valuation allowance     (35%)        (35%)
     Effective tax rate                   0%           0%
                                       ====         ====

The Company accounts for taxes under SFAS No. 109, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The components of the net deferred liability are as follows:

                                              2000        1999
                                            --------   ---------
     Deferred income tax assets
       Net operating loss carry-forwards    $ 18,800   $ 1,700.0
       Deferred revenue                        1,300     1,500.0
       Allowance for doubtful accounts         5,700       300.0
                                            --------   ---------
     Total deferred income tax assets         25,800     3,500.0
     Deferred tax liability U.K. basis           -0-       763.8
     Valuation reserve                       (25,800)   (3,500.0)
                                            --------   ---------
     Net deferred income tax liabilities    $    -0-   $   763.8
                                            ========   =========

The Company's net operating loss carry-forward for federal and state income taxes is approximately $47,000,000 expiring in 2016 and 2017.

NOTE 6 -- RELATED PARTY TRANSACTIONS:

As a consequence of the Company's October 1999 acquisition of Dandelion, certain receivables resulting from sales made prior to the acquisition are now considered due from related parties for financial reporting purposes.

In June 1999 the Company entered into a five-year license agreement for certain territories, including the UK, of 20 made-for-television movies with Reknown Pictures, Ltd., a UK company owned by Noel Cronin, formerly the owner of Dandelion.

Noel Cronin is a director of String of Pearls Plc ("SOP"). In September 1999, the Company entered into a ten-year license agreement with String of Pearls Plc for certain European territories, including Germany, France and Italy, for 20 made-for-television movies ("MOWS"). In a separate agreement in March 2000, the Company licensed from SOP the Italian rights to 19 feature films.

Noel Cronin is a director of Leisureville Ltd., doing business as DD Video. In August 1999, the Company entered into a ten-year license agreement with DD Video to acquire worldwide television rights excluding the United Kingdom for certain films and documentaries. In April 2000, the Company entered into a ten-year license agreement with DD Video to acquire worldwide television rights excluding the United Kingdom for the same films and documentaries.

As a result of a special investigation by the Company's Board of Directors (the "Board"), it was determined that the foregoing related party transactions, except for the second DD Video license agreement of April 2000, were without economic substance. These transactions were reversed in the current year, reserved as part of the prior year restatement, or the transactions were substantially impaired and fully reserved in the current year.

The due from officer balance at December 31, 2000 represents $1,045,000 of payments made by the Company on behalf of and short-term interest free loans made to the Chairman and CEO, net of a 100% reserve.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES:

On October 24, 1999, the Company was served with a complaint from Beyond Entertainment ("Beyond"), the licensee of Water Rats Seasons I & II. The complaint, which seeks an accounting and termination of the license agreement. In March 2001, the Company settled with Beyond for $675,000, which amount was accrued at December 31, 2000.

On September 5, 2000, suit was filed against the Company alleging, breach of contract and fraud in a matter styled Frankfurter Film Products Inc. ("FFP") v. TEAM Communications Group, Inc., filed in the Federal Court in Los Angeles, California. This action arises out of an April, 2000 agreement pursuant to which FFP and the Company agreed, subject to certain conditions, to form an operating entity in Germany valued at 1.5 million shares of the Company's common stock. Although the Company is currently in settlement discussions with FFP, which may involve a revised working relationship, there can be no assurances that the settlement of this litigation will be consummated on commercially acceptable terms, if at all.

On or after March 9, 2001, a number of securities class action complaints were filed against the Company, its former chief executive officer and a former chief financial officer in the United States District Court for the Central District of California on behalf of purchasers of the Company's publicly traded securities during the period between November 23, 1999 and February 12, 2001. These class action complaints were brought pursuant to the Securities Exchange Act of 1934, as amended, and allege violation of Section 10(b) and Rule 10b-5 thereunder, and Section 20(a) of that Act. These actions were a result of the Company's February 13, 2001 public announcement concerning the substantial losses and financial adjustments expected to be recorded for fiscal 2000. The plaintiffs seek unspecified damages. The Company is currently evaluating the merits of such claims.

The Company maintains directors and officer's liability insurance coverage, including coverage of the Company for securities claims (the "D&O policies"). There can be no assurance that the D&O policies will cover the Company or that it will be adequate to fully pay damages, if any, and expenses in connection with these pending class actions or other similar actions which may be filed against the Company.

The Company leases office space and certain office equipment. The total lease expense was $363,700 and $165,000 for the periods ended December 31, 2000 and December 31, 1999, respectively. The various operating leases to which the Company is presently subject require minimum lease payments for the years ending December 31, as follows:


            2001           $  412,700
            2002              424,500
            2003              436,300
            2004              448,200
            Thereafter         52,500
                           ----------
               Total       $1,774,200
                           ==========

NOTE 8 -- NOTES PAYABLE:

On December 31, 2000, the Company had outstanding $875,000 loan secured by all the assets of the Company, which accrues interest on the outstanding balance at 1.75% over Mercantile Bank's certificate of deposit rate. The Company defaulted on certain financial obligations and received a waiver from the bank of a financial covenant violation.

The Company obtained a loan in the amount of $150,000 from Nick Kahla, which carries interest at 17% per annum and matured on March 16, 1999. As of December 31, 2000, the total liability including accrued interest is $219,600. The note is secured by substantially all the assets of the Company. The Company is currently negotiating with Nick Kahla to pay off this note.

In October 2000, the Company received a $8,139,000 11.4% loan from a financial institution. The loan has a term of one year and is secured by the Company's television series "Call of the Wild." As of December 31, 2000, $7.3 million remains outstanding on this loan. As of March 31, 2001, the Company was in default in payment of installments due for the two months ended March 31, 2000.

The Company scheduled future debt repayment is as follows:

            2001           $4,620
            2002            3,514
            2003              277
            2004              153
            2005 +            124
                           ------
                Total      $8,688
                           ======

NOTE 9 -- GEOGRAPHIC INFORMATION:

The Company operates in a single industry segment, the development, production and distribution of television programming. The Company's operations include sales to the following regions:

                             December 31,
                      -------------------------
                                       1999
                          2000      (Restated)
                      -----------  -----------
     North America    $10,400,000  $ 7,900,000
     Europe             3,932,000    4,612,000
     South America        100,000      700,000
     Asia                 500,000      400,000
                      -----------  -----------
       Total          $14,932,000  $13,612,000
                      ===========  ===========

NOTE 10 -- STOCK OPTION PLANS:

The Company has established a stock option plan for its employees, its non-employee directors and consultants (the "1999 Stock Option Plan"). The 1999 Stock Option Plan allows for options (including Incentive Stock Options) to be granted to employees and consultants at fair market value at date of grant. These options may be immediately exercisable and expire over a period determined by the Stock Option Committee of the Board of Directors (the "Committee"). The Committee is comprised of two members of the Board of Directors. The 1999 Stock Option Plan has options available to grant based on 20% of the outstanding shares of common stock. The total number of options available to grant under this plan is 2,805,000 as of December 31, 2000.

A summary of the Key Employee Plan as of and for the periods December 31, 2000 and December 31, 1999 is presented below:

                                                                                             Weighted Average
            Key Employee Plan                                               Share             Exercised Price
            ------------------                                      ---------------------  ---------------------
            Outstanding as of January 1, 1999                                 222,000
            Granted                                                         1,567,500               5.06
            Exercised                                                         (33,010)              1.91
            Forfeited/Expired                                                      -                  -
                                                                           ----------

            Outstanding as of December 31, 1999                             1,756,490
            Granted                                                           965,500               5.87
            Exercised                                                        (167,490)              1.65
            Forfeited/Expired                                                (604,500)           1.00 - 14.88
                                                                           ----------

            Outstanding as of December 31, 2000                             1,950,000
                                                                           ==========
            Weighted average for value of options
              outstanding                                                        5.44
                                                                           ==========


The following table summarizes information about options outstanding at December
 31, 2000 and 1999:


                                              Exercise            Shares Exercisable at        Shares Exercisable At
             Total Shares                      Price               December 31, 2000             December 31, 1999
             ------------                     --------            ---------------------        ---------------------
                20,000                         $0.47                                                   20,000
                49,990                         $1.00                                                   49,990
               100,000                         $1.65                                                  100,000
                30,000                         $2.00                                                   30,000
                30,000                         $2.50                                                   30,000
               865,000                         $4.88                      865,000                     865,000
               750,000                         $5.00                      750,000                           0
                99,000                         $5.50                       85,000                      99,000
               422,500                         $6.04                      250,000                     271,563
                50,000                         $6.25                                                    6,250
                90,000                         $7.00                                                   11,250
                                                                                                    ---------
                                                                        1,950,000                   1,483,053
                                                                     ============                   =========


The Company has elected, as permitted by SFAS No. 123, "Accounting for Stock Based Compensation", to account for its stock compensation arrangements under the provisions of APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding the effect on operations is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant is based on the following assumptions: Expected life (years) 2.5 years, Risk-free interest rate 6.5%, Dividend yield, Volatility 1.26.

This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information for the years ended December 31, 2000 and 1999 is as follows:

                                                 December 31,
                                        ------------------------------
                                                              1999
                                             2000          (Restated)
                                        ------------       -----------
     Net loss, as reported              $(42,665,100)      $(4,250,000)
     Proforma net loss                  $(45,311,100)      $(7,402,000)
     Basic historical loss per share    $      (3.09)      $     (0.75)
     Proforma basic loss per share      $      (3.29)      $     (1.31)

During 1999, the Company granted 85,000 warrants exercisable at $2.16, 200,000 warrants exercisable at $2.20, 340,000 warrants exercisable at $6.50 and 35,000 warrants exercisable at $7.61 to eight outside parties in connection with debt raised by the Company.

During 2000, the Company received $3,162,100 from the exercise of warrants and options representing 990,000 shares of common stock. The Company sold 100,000 at $5.00 per share and issued warrant to outside parties at $1.88 to $6.00 for a total value of $1,299,300. The issuance of such warrants resulted in $1.5 million in consulting expense.

Also, 128,600 shares were issued for film rights valued at $912,000.

NOTE 11 - GERMAN OFFERING:

In November 1999, the Company completed an equity offering on Germany's Neuer Market of 6,000,000 shares of its common stock at approximately $6.21 per share, raising net proceeds of approximately $31.5 million.

NOTE 12 - RESTATEMENT OF FINANCIAL STATEMENTS

As a result of a special investigation by the Company's Board of Directors (the "Board") and the conclusion that various transactions entered into by the U.K. subsidiary lacked economic substance, the Company requested the resignation of the former chief executive officer and the managing director of the U.K. subsidiary. Accordingly, new management appointed by the Board determined that the following transactions representing revenues previously recorded in the quarterly financial statements during 2000, and additional write-offs and reserves should be recorded in the fourth quarter of fiscal 2000:

                                                                     Amount
                                                                  -----------

         1)    Write-off of accounts receivable                   $13,000,000
         2)    Write-down of film inventory                        20,000,000
         3)    Write-off of U.K. investment                         2,500,000
         4)    Reserve for closedown of European offices            1,000,000
         5)    Reserve for amounts due the Company from former
               Chief Executive Officer                              1,000,000
                                                                  -----------
               Total                                              $37,500,000
                                                                  ===========

Also, it was determined that certain receivables at December 31, 1999 resulted from transactions similar to those referred to above and net income was reduced by a $6.0 million write-off resulting in a loss of $4,250,000 ($.75 per share).

Item 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

No change in, or disagreement with, our independent auditor occurred during the fiscal year ended December 31, 2000.

                        TEAM COMMUNICATIONS GROUP, INC.
                           CONSOLIDATED BALANCE SHEET
                              ($ amounts in 000's)

                                                                   June 30, 2001             December 31, 2000
ASSETS                                                              (Unaudited)                  (Audited)
                                                                    -----------                  ---------
Cash                                                                $    705.6                  $  2,610.8
Trade receivables, less allowance for doubtful accounts of               801.8                     1,376.1
 $14,155.5 and $14,155.5 respectively
Television programming costs, less accumulated                        21,270.5                    24,080.4
 amortization of $30,442 and $29,600.0 respectively
Fixed assets, net                                                      1,268.7                     1,878.8
Other assets                                                             577.9                       668.9
                                                                    ----------                  ----------
Total Assets                                                        $ 24,624.5                  $ 30,615.0
                                                                    ==========                  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities            $  7,631.8                  $  7,128.7
Deferred revenue                                                         265.6                     3,327.0
Accrued participations                                                 1,160.7                     1,120.7
Notes payable                                                          8,525.9                     8,688.0
Accrued interest                                                          87.1                       230.4
Convertible Notes, net of discount of $957.9                             205.6                         -
                                                                    ----------                  ----------
Total Liabilities                                                     17,876.7                    20,494.8
                                                                    ----------                  ----------

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value; 2,000,000 shares                             -                          -
 authorized; no shares issued and outstanding
Common stock, no par value; 50,000,000 shares authorized;                  1.0                         1.0
 14,401,339 and 14,226,339 issued and outstanding,
 respectively
Paid in capital                                                       59,264.7                    57,566.4
Accumulated other comprehensive income                                      -                       (352.2)
Accumulated deficit                                                   52,517.9                   (47,095.0)
                                                                    ----------                  ----------
Total shareholders' equity                                             6,747.8                    10,120.2
                                                                    ----------                  ----------
Total liabilities and shareholders' equity                          $ 24,624.5                  $ 30,615.0
                                                                    ==========                  ==========




The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                              (Amounts in 000's)

                                                                For the 3 Months                  For the 6 Months
                                                                  Ended June 30                     Ended June 30
                                                           -----------------------------     ----------------------------
                                                                                2000                            2000
                                                               2001          (restated)         2001          (restated)
                                                           ------------     ------------     -----------     ------------
Revenues                                                   $    3,995.4     $    6,207.3     $   5,421.8     $   12,773.6
Cost of revenues                                               (2.904.7)        (4,980.1)       (4,348.6)       (10,874.7)
                                                           ------------     ------------     -----------     ------------
Gross profit                                                    1,090.7          1,227.2         1,073.2          1,898.9
Professional and consulting fees                                 (572.3)          (596.5)       (1,737.5)          (983.0)
General and administrative                                       (985.1)        (1,132.5)       (2,947.3)        (1,519.9)
                                                           ------------     ------------     -----------     ------------
Loss from operations                                             (466.7)          (501.8)       (3,611.6)          (603.0)
Interest expense                                                  409.2             11.0           758.5             35.2
Interest income                                                   --               191.4             0.5            402.6
Other loss                                                     (1,053.3)           --            1,053.3            --
                                                           ------------     ------------     -----------     ------------
Loss before income taxes                                       (1,929.2)          (321.4)       (5,422.9)          (235.6)
Provision for income taxes                                        --               --              --               --
                                                           ------------     ------------     -----------     ------------
Net loss before cumulative effect of
              change in accounting principle               $   (1,929.2)    $     (321.4)    $  (5,422.9)    $     (235.6)
                                                           ------------     ------------     -----------     ------------
Cumulative effect of change in
              accounting principle                                --               --               --           (4,000.0)
                                                           ------------     ------------     -----------     ------------
Net Loss                                                   $   (1,929.2)    $     (321.4)    $  (5,422.9)    $   (4,235.6)
Basic and diluted loss per common
              share:
              Loss before cumulative effect of
                 change in accounting principle            $      (0.14)    $      (0.02)    $     (0.38)           (0.02)
              Cumulative effect of change in
                 accounting principle                             --               --              --               --
                                                           ------------     ------------     -----------     ------------
Net Loss                                                   $      (0.14)    $     ( 0.02)          (0.38)    $      (0.31)
                                                           ------------     ------------     -----------     ------------
Weighted average number of shares
              outstanding - Basic and Diluted                  14,401.3         13,920.1        14.401.3         13,578.6
                                                           ============     ============     ===========     ============


The accompanying notes are an integral part of these consolidated financial statements

                         TEAM COMMUNICATIONS GROUP, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                               (Amounts in 000's)

                                                                                            6 Months Ended
                                                                        6 Months Ended       June 30, 2000
                                                                         June 30, 2001         (restated)
                                                                        --------------      --------------
OPERATING ACTIVITIES,
   Net loss                                                               $ (5,422.9)           (4,235.6)
   Adjustments to reconcile net income to cash used for operating activities:
        Cumulative effect of change in accounting principle                   --                 4,000.0
        Depreciation and amortization                                          202.6               143.0
        Amortization of television programming costs                         4,005.1            10,939.7
        Additions to television programming costs                           (1,195.2)          (25,402.7)
        Provision for doubtful accounts                                       --                   164.2
        Amortization of discount on convertible notes                           87.1              --
        Stocks and warrants issued in exchange for services                    653.3               171.8
        Gain on the sale of U.K. office building                              (206.1)             --
   Changes in assets and liabilities:
        Decrease (increase) in trade receivables                               574.3                34.2
        Decrease (increase) in other assets                                     91.0              (736.6)
        Increase (decrease) in accounts payable, deferred taxes,
          accrued expenses and other liabilities                               503.1            (2,025.2)
        Increase in accrued participations and deferred revenues            (3,021.4)              961.4
        Increase (decrease) in accrued interest                                (24.8)               48.1
   Foreign currency translation                                                352.2              (149.1)
                                                                          ----------         -----------
   Net cash used for operating activities                                   (3,401.7)          (16,086.8)
                                                                          ----------         -----------
INVESTING ACTIVITIES:
   Purchase of fixed assets                                                    (13.9)           (1,535.4)
   Proceeds from the sale of U.K. office building                              468.5              --
   Disposition of fixed assets                                                 159.0              --
   Purchase of available for sale securities                                  --               (10,327.3)
   Decrease (increase) in due from officer                                    --                   170.4
                                                                          ----------         -----------
   Net cash provided (used) for investing activities                           613.6           (11,692.3)
                                                                          ----------         -----------
FINANCING ACTIVITIES:
   Proceeds from issuance of note payable                                    2,045.0             1,037.3
   Change in line of credit                                                   --                 3,172.0
   Issuance of common stock                                                   --                 4,065.8
   Principal payment of notes payable                                       (1,162.1)             --
                                                                          ----------         -----------
Net cash provided by financing activities                                      882.9             8,275.1
                                                                          ----------         -----------
Net change in cash                                                          (1,905.2)          (19,504.0)
Cash at beginning of period                                                  2,610.8            21,088.7
                                                                          ----------         -----------
Cash at end of period                                                     $    705.6         $   1,584.7
                                                                          ==========         ===========

                        TEAM COMMUNICATIONS GROUP, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
                  SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES

                               (Amounts in 000's)

                                                                           6 Months Ended             6 Months Ended
                                                                           June 30, 2001              June 30, 2000
                                                                           --------------             --------------
Interest paid                                                                   550.6                         -
                                                                                =====                      =====
Issuance of stock and warrants in connection with
 services provided to the Company                                               653.3                      171.7
                                                                                =====                      =====
Issuance of stock and warrants in connection with
 sale of convertible notes                                                    1,045.0                         -
                                                                              =======                    =======


The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                  COMMON STOCK
                                  ------------

                                       Number of                             Paid in           Comprehensive        Retained
                                         Shares           Par Value          Capital               Loss             Earnings
                                       ---------          ---------          -------           -------------        --------
Balance at December 31, 2000            14,246.3              $1.0          $57,566.4           $  (352.2)         $(47,095.0)
Net Loss for the three months
 ended March 31, 2001                                                                                                (5,422.9)
Issuance of warrants in
 conjunction with services
 rendered                                                                       188.3
Issuance of shares in
 conjunction with services
 rendered                                  155.0                                465.0
Issuance of warrants in
 conjunction with sale of
 convertible notes                                                            1,045.0
Foreign currency translation
 adjustment                                                                                         352.2
                                        --------              ----          ---------           ---------          ----------
Balance at March 31, 2001               14,401.3              $1.0          $58,219.7           $       0          $(52,517.9)
                                        ========              ====          =========           =========          ==========



The accompanying notes are an integral part of these consolidated financial statements

                        TEAM COMMUNICATIONS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PREPARATION-SIGNIFICANT ACCOUNTING POLICIES:

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 2000, included in the Team Communications Group, Inc. ("Company") financial report in the Company's 10-KSB which were reported on by independent auditors who expressed an uncertainty regarding the Company's ability to continue as a going concern.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 2001, and the results of operations and cash flows for the three and six month periods ended June 30, 2001 have been included. The results of operations for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. For further information, refer to the financial statements and footnotes thereto included in the Company's 10-KSB filed for the year ended December 31, 2000.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

An entity that had previously been subject to the requirements of SFAS No. 53 should follow the guidance in a Statement of Position 00-02, "Accounting by Producers and Distributors of Films" and SFAS No. 139, which rescinded SFAS No.
53. The Company has elected early adoption of Statement of Position 00-02. Consequently, such change in accounting principle has had roughly a $4.0 million negative impact on the Company's results of operations and financial condition as of and for the year ended December 31, 2000. The effects of such negative impact on the Company is reflected in the Company's financial statements as the cumulative effect of change in accounting principle.

The Company recognizes revenues from licensing agreements for telecast, exhibition or distribution for its entertainment products. The Company values its film cost at the lower of unamortized cost or net realizable value on an individual title basis in accordance with generally accepted accounting principles. Film costs represent those costs incurred in the development, production and distribution of television projects. Such costs have been capitalized. Amortization of film cost is charged to expense and third party participation are accrued using the individual film forecast method whereby expense is recognized in the proportion that current period revenues bear to an estimate of ultimate revenues. These estimates of revenues are prepared and reviewed periodically by management. The Company modified its 2000 Statement of Operations to ensure conformity with the Company's presentation of 2001 information.

The Company received a "going concern' qualification in the auditor's opinion attached to the Company's annual report filed on Form 10-KSB. In addition, the Company's costs of operations are approximately $400,000 per month. Current revenues from sales are approximately $100,000 per month. The Company has recently adopted the restructuring plan described under Note 8 - Subsequent Events and hopes to generate additional cash from sales activities and third party investments. There can be no assurances that the Company will be successful in either compromising its current obligations or generating the required additional cash. If the Company is not successful, the Company may not be able to continue as a going concern and may be required to seek protection from creditors under the federal bankruptcy law. NOTE 2 -- TELEVISION PROGRAM
COSTS:

Television program costs as of June 30, 2001, consist of the following:

                                                        Amount
                                                      (in 000's)
                                                      ----------
   Development                                         $   563.3
   In Process                                              311.0
   Released, less accumulated amortization              20,396.2
                                                       ---------
   Total television program costs                      $21,270.5
                                                       =========

NOTE 3 - LITIGATION AND CONTINGENCIES

Commencing on March 9, 2001, a series of class action securities complaints were filed against the Company, its former chief executive officer and a former chief financial officer in the United States District. Court for the Central District of California on behalf of purchasers of the Company's publicly traded securities during the period between November 23, 1999 and February 12, 2001. These class action complaints were brought pursuant to the Securities Exchange Act of 1934, as amended (the "Act"). The claims seek unspecified damages and generally allege that the Company violated Section 10(b) and Rule lOb-5 thereunder, and Section 20(a) of the Act. These actions were a result of the Company's February 13, 2001 public announcement concerning the substantial losses and financial adjustments the Company expected to incur in fiscal 2001). These claims have been consolidated and the plaintiff class expanded. The Company is currently evaluating the merits of these claims

The United States Securities and Exchange Commission is currently conducting an investigation into the matters discussed in this Note 3.

NOTE 4 - RESTATEMENT

As a result of a special investigation by the Company's Board of Directors (the "Board") and the conclusion that various transactions entered into by the Company's U.K. subsidiary Team Dandelion lacked economic substance, the Company requested the resignation of the former chief executive officer and the managing director of Team Dandelion. Accordingly, new management appointed by the Board on February 12, 2001 determined that the following transactions representing revenues previously recorded in the quarterly financial statements during 2000, and additional write-offs and reserves should be recorded in the fourth quarter of fiscal 2000:

                                                                                  Amount
                                                                                -----------
                                                                                (in 000's)
                                                                                -----------
1) Write-off of accounts receivable                                             $  13,000.0
2) Write-down of film inventory                                                    20,000.0
3) Write-off of U.K. investment                                                     2,500.0
4) Reserve for closedown of European offices                                        1,000.0
5) Reserve for amounts due the Company from former Chief Executive Officer          1,000.0
                                                                                -----------
                     Total                                                      $  37,500.0
                                                                                ===========


The Company's management believes the effect of the above on the six months ended June 30, 2000, is a decrease in revenues of approximately $6,690,000, a related decrease in amortization expense of approximately $3,300,000 and a decrease in net income of approximately $5,882,000. In addition, the above adjustments decreased accounts receivable by approximately $6,530,000 and decreased film costs by approximately $9,537,000.

NOTE 5 - FIXED ASSETS

                                              Amount
                                            (in 000's)
                                            ----------
       Equipment                            $    272.8
       Furniture & other                         443.9
       UK office building
       Leasehold improvements                  1,247.8
                                            ----------
       Total cost                              1,964.5
       Accumulated depreciation                 (695.7)

                                            ----------
Total, net of accumulated depreciation      $  1,268.8
                                            ==========

The Company sold its UK office building during the six months ended Jane 30, 2001, which resulted in a $206,000 gain reflected in the results of operations.

NOTE 6 - CONVERTIBLE NOTES

In June 2001, the Company completed a private offering of its securities comprised of:

  . $1,045,000 in 8% convertible notes due May 30, 2002, which notes are convertible into shares of the Company's common stock at a conversion price equal to the lower Of $1. 00 or 80% of the average of the three lowest closing bid prices for the Company's common stock for the 15 trading days prior to the date of conversion;

  . Warrants, exercisable until May 30, 2006, entitling the holder to purchase an aggregate of 1,314,664 shares of the Company's common stock at an exercise price per share of $1.56;

  . 275,000 shares of the Company's common stock to be issued as finder's fees; and

  .    $72,500 cash finders fee.

The notes are secured by a lien and security interest in the Company's film library and substantially all of its other assets and properties. The lien and security interest securing the notes are subordinated only to a prior first lien granted to a bank under the Company's existing $2.0 million credit facility and a prior lien granted to a lender secured by the Company's "Call of the Wild" televisions series.

The discount attributable to the value of the warrants as calculated using the Black-Scholes model and the value of the equity conversion features of the notes exceed the face value of the convertible notes. As a result, the notes were fully discounted and the discount was recorded as additional paid in capital. The discount will be amortized on a straight-line basis over one year giving an effective interest rate in excess of 100%.

NOTE 7 - EQUITY LINE OF CREDIT

On June 20, 2001, the Company entered into an equity line of credit agreement with Refco Capital Markets Ltd. ("Refco") pursuant to which the Company has the right (but not the obligation) under certain conditions to sell a minimum of $100,000 per month of the Company's common stock at a price per share based on 85% of the prevailing average per share trading price of the Company's common stock, The Company intends to file a registration statement to register 6,000,000 shares of its common stock for future issuance to satisfy certain of its obligations under the terms of the Refco agreement. The Company can sell up to $20,000,000 of its securities for a period of 24 months after the effective date of the registration statement that it files to register the securities sold to Refco. In view of the currently low price levels at which the Company's common stock trades, the Company does not presently intend to use the equity line of credit. However, the Company's liquidity and capital requirements may necessitate the use of such facility.

In consideration for its purchase commitment under the equity line of credit agreement, on June 20, 2001, the Company agreed to issue Refco warrants, exercisable until June 20, 2006, to purchase an aggregate of 750,000 shares of the Company's common stock at an exercise price per share of $1.56.

NOTE 8 - SUBSEQUENT EVENTS

On August 17, 2001, the Company received notice from Nasdaq that the Company did not meet the minimum bid price requirements to continue to be listed on the Nasdaq National Market Quotation System. The Company has 90 days from the date of the notice to satisfy this requirement or risk being de-listed from the Nasdaq National Market Quotation System.

On August 20, 2001, the Company agreed to issue to the holders of the 8% convertible notes warrants to purchase 1,261,750 shares of our common stock at an exercise price of $1.00 per share, in consideration of their agreement to permit the Company to immediately proceed with additional equity and equity-type financing of up to $5,000,000. In addition, the Company agreed to reduce the exercise price on all of the warrants previously issued to the holders of the 8% notes and to Refco from $0.50 per share to $0.50 per share, and committed to pay Refco an additional fee of up to $100,000, payable at the rate of 5% of all additional proceeds received in connection with any additional equity or equity-type financing.

The Company continues to face severe working capital and cash liquidity shortages. As of July 31, 2001 the Company's monthly operating expenses of approximately $400,000 exceeded by approximately $300,000 per month, its monthly cash revenues from distribution of the existing film library.

On August 20, 2001, in an effort to achieve a positive cash flow from operations and attract additional financing, the board of directors adopted a restructuring plan. The purpose of the restructuring plan is to significantly reduce monthly operating expenses while negotiating deferred payment arrangements and compromises with the Company's secured and trade creditors. Under the terms of such restructuring plan:

    . the Company reduced its paid staff to only three persons, whose primary function over the next 60 to 90 days will be to seek to negotiate arrangements with its creditors;

    . the Company intends to terminate, effective as of August 20, 2001 the employment agreements with all senior executive officers of the Company; and

    . the Company will seek to make arrangements with certain of its existing executive officers, including Michael Jay Solomon, our Chairman and Chief Executive Officer, to continue to provide, without further cash compensation ongoing services, as requested by the board of directors, for the next 60 to 90 days.

       Mr. Solomon has agreed to these arrangements and the other executive officers are considering their options. There can be no assurance at this time that the proposed restructuring plan will be successful, that the Company will be able to attract any additional external financing, or otherwise successfully overcome these significant obstacles.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our directors are presently entitled to indemnification as expressly authorized under Section 317 of the California General Corporation Law ("Section 317") and the Bylaws of the Company (which generally authorize the Company to indemnify its Agents where such indemnification is authorized by Section 317).
Section 317 provides a detailed statutory framework covering indemnification of any agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation.

      Article 5 of our Articles of Incorporation (Exhibit 3.1) provides that a director will not be liable for monetary damages arising out of the director's breach of his or her fiduciary duties to the Company and the shareholders to the fullest extent permissible under the California law. Liability for breach of a director's fiduciary duty arises when the director has failed to exercise sufficient care in reaching decisions or otherwise attending to his responsibilities as a director and in other circumstances. Article V does not eliminate these duties; it only eliminates monetary damage awards occasioned by a breach of these duties. Accordingly, a breach of fiduciary duty is still a valid basis for a suit seeking to stop a proposed transaction from occurring. However, after a transaction has occurred, the shareholders do not have a claim against directors for monetary damages based on a breach of fiduciary duty, even if that breach involves negligence on the part of the directors. Additionally, as a practical matter, equitable remedies such as rescission may not be available after a transaction has already been consummated or in other circumstances.

      We intend to enter into indemnification agreements with our directors and executive officers that attempt to provide the maximum indemnification allowed under the California law. The Indemnification Agreements will make mandatory indemnification which is permitted by California law in situations in which the Indemnitee would otherwise be entitled to indemnification only if the board of directors, the Shareholders, independent legal counsel retained by the Company or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification. However, in part because the California law was only recently enacted, the extent to which the indemnification permitted by the California law may be expanded by indemnification agreements is unsettled and has yet to be the subject of any judicial interpretation.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a list of the estimated costs and expenses, other than the underwriting discounts and commissions, to be incurred by Team Communications, Group, Inc. (the "Company" or the "registrant") in connection with the distribution of the shares of common stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee, and the National Association of Securities Dealers, Inc. Filing Fee.

SEC Registration Fee
National Association of Securities Dealers, Inc. Filing Fee         $[________]
Printing and Engraving Costs                                        $[________]
Accounting Fees and Expenses                                        $[________]
Legal Fees and Expenses (excluding Blue Sky)                        $[________]
Transfer Agent and Registrar Fees                                   $[________]
Miscellaneous Expenses                                              $[________]
                                                                    $[________]
        Total                                                       $[________]

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the registrant which were not registered under the Securities Act have been issued or sold by the registrant within the past three years except as follows:

     Unregistered issuances and sales of our securities in 1998.

     In March, April and May 1998, we arranged for short-term loans of $1,642,000 from eight accredited investors. The notes issued pursuant to such loans were sold to the following investors: HighBridge Fund Ltd., Nick Kahla, David Tresley, Arab Commerce Bank, Charles Santerre, Philippe de Cock de Rameyen, Anders Ulegard and Kevodrew Realty Inc.

     In May, June and July 1998, we arranged for loans from ten parties of an aggregate of $715,000 for specific production financing. The notes pursuant to such loans were sold to the following investors: Charles E. and Ada M. Miller Trust, Donald E. Stuck and Phyllis T. Stuck, Ryo & Jean S. Komae Marital Trust U/A dated 11/14/91, Claudio Nessi, Carter Family Trust, MacAlister Credit Trust U/A/D 11/25/88, Miyamoto Investment, Dr. Richard Bardowell, Sandel Products and Chase Financing, Ltd.

     Between September 1998 and January 1999 we issued 483,000 shares of our common stock to the following individuals and entities: (i) 59,000 shares to Delbert Reedy pursuant to the conversion of a certain promissory note, dated May 29, 1998, in the amount of Fifty Thousand Dollars ($50,000); (ii) 59,000 shares to the Carter Family Trust, pursuant to the conversion of a certain promissory note, dated May 29, 1998, in the amount of Fifty Thousand Dollars ($50,000);
(iii) 31,000 shares to Claudio Nessi pursuant to a certain promissory note, dated June 18, 1998, in the amount of Fifty Thousand Dollars ($50,000); (iv) 1,000 shares for Dr. Michael Berlin in connection with certain accommodations made by Dr. Michael Berlin; and (v) 80,000 shares to Marathon Consulting, Inc., 30,000 of which were issued in connection with a consulting agreement dated May 1, 1999, and 50,000 of which were assigned by an affiliate, Investor Relations Services, Inc., who had the right to receive such shares pursuant to a consulting agreement dated as of November 17, 1998 and (vi) 283,000 shares to Infusion Capital Investment Corporation, in connection with a consulting agreement, dated as of November 17, 1998.

     During 1998, we granted warrants to purchase our common stock to the following individuals and entities for services provided to us: (i) 22,000 and 10,000 warrants, respectively, to Mansion House International and Danny Chan, respectively, exercisable at $2.75 per share, (ii) 5,000 warrants to Hedblom Partners, exercisable at $3.50 per share, (iii) 200,000 warrants to Glen Michael Financial; 100,000 exercisable at $1.62 per share, 75,000 exercisable at $3.00 per share and 25,000 exercisable at $3.25 per share, and (iv) 10,000 warrants to Ralph Olsen, exercisable at $2.00 per share. In addition, we granted (x) 121,000 and 10,000 warrants, respectively, to Chase Financial Limited and Robert Herskowitz, respectively, exercisable at $1.62 per share and (y) an aggregate of 20,000 warrants, 5,000 each to Investor Relations Services, Aurora Holdings, Amber Capital and Affiliated Services, respectively, in connection with debt that was raised.

      Unregistered issuances and sales of our securities in 1999.

      In January and March 1999, we sold to the following five investors:
Austinvest Anstalt Balzers, Esquire Trade & Finance Inc., Amro International, S.A., Nesher Inc., and VMR Luxembourg, S.A., 1,850,000 of 8% convertible debentures and warrants to purchase up to 185,000 shares of common stock. The holders of $1,000,000 of the debentures have indicated they intend to convert their debentures into common stock. All of the debentures are convertible into shares of common stock at the option of the holder at any time after their purchase. The conversion price for each debenture in effect on any conversion date will be the lesser of (A) an amount equal to 90% of the average per share market value for five consecutive trading days immediately prior to the initial closing date or (B) an amount equal to 85% of the per share market value for the trading day having the lowest per share market value during the five trading days prior to the conversion date. Purchasers effect conversions by surrendering the debentures to be converted to us, together with the form of conversion notice attached thereto. If not otherwise converted, the debentures mature three years from their original issue date. The warrants are exercisable at an exercise price equal to 110% of the per share market value as of the last trading day prior to the date of the issuance of the warrants. This price, which is subject to adjustment in the event of certain dilutive events, was $1.96 and $2.56, respectively, at the closing dates. The warrants expire three years after their date of issuance. Pursuant to the terms of purchase agreements and the related registration rights agreements, we are obligated to file a registration statement with respect to the shares issuable upon conversion of the debentures and the shares issuable upon exercise of the warrants within 75 days of the initial closing date.

     In June 1999, four of the debenture holders purchased an additional 175,000 shares of common stock for an aggregate of $700,000.

     In July 1999, we arranged for a short-term loan from VMR Luxembourg, S.A., of $1,200,000 for production and development.

     In May and July 1999 we sold to three investors: Stellar Group Inc., Chun Sing Investment Limited and Dr. Michael Berlin, $350,000 of 12% debentures and warrants to purchase up to 35,000 shares of common stock at $7.61 per share.

     On June 30, 1999, we sold 57,000 shares of common stock to Anders Ulegard for $114,000 and 112,534 shares of common stock to Van Moer Santerre & Cie for $281,335.

     On July 29, 1999, we sold 64,800 shares of common stock to Arab Commerce Bank for $162,000.

     On August 5, 1999, we sold to Hudson Investors, LLC, $4,000,000 of 12% convertible debentures and warrants to purchase 340,000 shares of common stock at $7.00 per share. Pursuant to an amendment, dated as of November 1, 1999, the exercise price was reduced to $6.50.

     On August 9, 1999, we sold 500,000 shares of common stock to Gontard & MetallBank AG for $2,000,000.

     On August 18, 1999, we issued to Program Power Entertainment and Swan Alley Limited, respectively, 1,000 and 20,000 shares of common stock, respectively, pursuant to the settlement of their respective lawsuits. Also on August 18, 1999, we issued to Premier Acquisition Corp., and DMT Technologies, Inc., respectively, 97,000 and 3,000 shares of common stock, respectively, pursuant to the settlement of certain disputes they had with us. We also sold to Investor Resource Services, Inc., 104,000 of common stock for $208,000.

     On September 27, 1999, we, pursuant to court order, issued 30,000 shares to Venture Management Consultants LLC.

     On September 29, 1999 we arranged for a $4,000,000 bridge loan from Gontard & MetallBank AG.

     On October 20, 1999, we sold 10,000 shares of common stock to Ivonne Altagracia Medrano Gongalez for $30,000 and 20,000 shares of common stock to Cantor GbR for $60,000.

     In October 29 1999, we issued warrants to purchase 100,000 of common stock to Ocean Management; 50,000 at an exercise price of $3.50 per share and 50,000 at an exercise price of $4.00 per share, for consulting services.

     On November 12, 1999, we sold 175,000 shares of common stock to Arbora Vermogensverwaltungen AG for $700,000.

      On December 1, 1999, we issued to Sal Russo warrants to purchase 75,000 shares of common stock; 25,000 at $1.88 per share, 25,000 at $2.50 per share and 25,000 at $3.00 per share.

     Unregistered issuances and sales of our securities in 2000.

      In March 2000, we issued 64,800 shares of our common stock to Arab International Trust, Ltd. in exchange for the cancellation of $162,000 of indebtedness we owed.

      In March 2000, we issued 128,600 shares of our common stock to Film Recoveries, Inc. in consideration for our acquisition of the Prestige film library of 28 titles.

      In March 2000, we issued 67,117 shares of our common stock to National Securities Corporation upon the cashless exercise of certain underwriters' warrants granted to such firm in connection with our initial public offering.

      In November 2000 we sold 100,000 shares of our common stock to Arbora Vermogensverwaltungen AG for $500,000.

     Unregistered issuances and sales of our securities in 2001.

     In May through July 2001, we sold to the following eight investors: Alpha Capital Aktiengesellschaft, Esquire Amro International, S.A., The Robert and Ellen Duetschman Family Trust, John Hall Coleman, Arab Commercial Bank Limited, Daniel Vlasselaer, Geoffroy Del Marmol and Sybille Van Zuyen, an aggregate of $1,045,000 of 8% convertible notes and warrants to purchase up to 2,526,414 shares of common stock. All of the note are convertible into shares of common stock at the option of the holder at any time after their purchase. The conversion price for each note in effect on any conversion date will be the lesser of (A) an amount equal to 80% of the average of the three lowest closing bid prices for fifteen consecutive trading days immediately prior to the conversion date or (B) $1.00. If not otherwise converted, the notes mature on May 30, 2002. The warrants are exercisable at an exercise price of $0.50, subject to adjustment in the event of certain dilutive events. The warrants expire five years after their date of issuance. Pursuant to the terms of purchase agreements and the related registration rights, we are obligated to file a registration statement with respect to the shares issuable upon conversion of the notes and the shares issuable upon exercise of the warrants. We also issued 10,000 shares of common stock to Ocean Marketing, Inc. and 20,000 to Libra Finance, S.A. as a finder's fee in connection with the foregoing private placement of securities.

         In connection with our equity line of credit agreement executed on July 20, 2001, we issued warrants to purchase 800,000 shares of our common stock at $0.50 per share.

     Except as indicated above, the issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or go sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 27.  EXHIBITS.

                         SEQUENTIALLY EXHIBIT NUMBERED

                                                                 FILING
NUMBER  DESCRIPTION                                              STATUS
3.1       Amended and Restated Articles of Incorporation,
          as amended                                               (9)
3.2       By-laws of the Company                                   (1)
4.1       Form of Warrant Agreement March 1996                     (1)
4.2       Form of Warrant Agreement May 1996                       (1)
4.3       Form of Warrant Agreement February 1997                  (1)
4.4       Gontard & MetallBank AG Promissory Note, dated
          as of September 29, 1999                                 (9)
4.11      Agreements re LoCoMoTioN Financing with South
          Ferry #2, L.P.                                           (1)
4.14      Form of Financial Advisory Agreement between
          National Securities Corporation and the Company          (1)
4.15      Specimen Certificate                                     (1)
4.16      Form of National Securities Corporation's Warrant        (1)
4.18      Form of Promissory Notes                                 (1)
4.19      Securities Purchase Agreement between the Company
          and Austinvest Anstalt Balzers; Esquire Trade &
          Finance Inc.; Amro International, S.A. and Nesher Inc.,
          dated as of March 19, 1999                               (3)
4.20      Form of Debenture re: Austinvest Anstalt Balzers,
          dated as of March 19, 1999                               (3)
4.21      Form of Warrant re: Austinvest Anstalt Balzers,
          dated as of March 19, 1999                               (3)
4.22      Form of Registration Rights Agreement between the
          Company and Austinvest Anstalt Balzers; Esquire
          Trade & Finance Inc.; Amro International, S.A. and
          Nesher Inc., dated as of March 19, 1999                  (3)
4.23      Amendment to Securities Purchase Agreement with
          Austinvest Anstalt Balzers; Esquire Trade & Finance
          Inc.; Amro International, S.A. and Nesher Inc., dated
          June 28, 1999 (amends 4.19)                              (6)
4.24      Securities Purchase Agreement between the Company
          and VMR Luxembourg, S.A., dated as of February
          25, 1999                                                 (6)
4.25      VMR Debenture, dated as of February 25, 1999             (6)
4.26      VMR Warrant, dated as of February 25, 1999               (6)
4.27      VMR Registration Rights Agreement, dated as of
          February 25, 1999                                        (6)
4.28      Securities Purchase Agreement between the Company
          and VMR Luxembourg S.A., dated July 26, 1999             (6)
4.29      VMR Debenture, dated as of July 26, 1999                 (6)
4.30      VMR Security Agreement, dated as of July 26, 1999        (6)
4.31      VMR Registration Rights Agreement, dated as of
          July 26, 1999                                            (6)
4.32      Securities Purchase Agreement between the Company
          and Hudson Investors LLC, dated as of August 5,
          1999                                                     (6)


 4.33     Hudson Investors LLC Registration Rights Agreement,
          dated as of August 5, 1999                                (6)
 4.34     Hudson Investors LLC Debenture, dated as of
          August 5, 1999                                            (6)
 4.35     Hudson Investors LLC Warrant, dated as of August
          5, 1999                                                   (6)
 4.36     1999 Stock Option, Deferred Stock and Restricted
          Stock Plan                                                (7)
 4.37     Amendment No. 1 to VMR Securities Purchase
          Agreement dated as of October 6, 1999, amending
          the February 25, 1999 Securities Purchase
          Agreement                                                (10)
10.1      Agreement with Mel Giniger                                (1)
10.2      Agreement with Beyond Distribution PTY. Limited           (1)
10.3      Interpublic Group of Companies Contract                   (1)
10.4      Employment Agreement, dated as of August 1, 1999,
          between the Company and Drew Levin as amended
          as of October 29, 1999, as further amended as of
          February 15, 2000                                        (11)
10.6      Agreement with Alliance Production Ltd. re Total
          Recall                                                    (1)
10.7      Interpublic -- Team Co-financing Agreement                (1)
10.8      Miramax Term Sheet                                        (1)
10.9      Agreement with Leucadia Film Corp                         (1)
10.10     Agreement with DD Video, dated August 2, 1999             (9)
10.11     Dandelion Distribution Ltd., Share Purchase
          Agreement dated as of October 1, 1999                     (9)
10.13     Employment Agreement, dated as of October 1, 1999,
          between Dandelion Distribution Ltd., and Noel Cronin      (9)
10.14     Employment Agreement, dated as of October 11, 1999,
          between Dandelion Distribution Ltd., and John Clutton     (9)
10.16     Agreement between the Company and Gontard &
          MetallBank AG re: secondary listing and public offering
          of the Company's common stock in Germany                  (9)
10.18     Employment Agreement, dated as of August 17, 1999
          between the Company and Timothy A. Hill                   (8)
10.21     Investment Banking Agreement by and between the
          Company and Glen Michael Financial                        (8)
10.22     Consulting Agreement, dated November 17, 1999
          between the Company, Investor Relations Services,
          Inc., and Infusion Capital Investment Corporation         (8)
10.23     Agreement with Film Libraries, Inc. dated June 25,
          1999 and Agreement with Film Brokers, Inc., dated
          June 25, 1999, re: commission for purchase                (6)
10.24     Agreement with Renown Pictures, Ltd., dated as of
          June 28, 1999                                             (6)
10.25     Financial Consulting Agreement, dated March 15,
          1999, between the Company and Century City
          Securities, Inc., and Letter from Company dated
          July 29, 1999 re: payment under Financial Consulting
          Agreement                                                 (8)
10.26     Form of Consultants' Warrant for Ralph Olson,
          Investor Resource Services, Inc., Aurora Holdings,
          Inc., Affiliated Services, Inc., Amber Capital, Inc.,
          and Hedblom Partners, Ltd.                                (8)


10.27     Consulting Agreement, dated May 3, 1999 between
          the Company and Marathon Consulting Corporation           (8)
10.28     Employment Agreement dated as of November 15,
          1999, between the Company and Paula Fierman               (9)
10.29     Employment Agreement dated as of November 1,
          1999, between the Company and Larry Friedricks            (9)
10.30     Lease between the Company and The Marcel George
          Family Trust of September 2, 1982, dated November
          3, 1999                                                   (9)
 10.31    License Agreement with String of Pearls Plc,
          dated as of September 10, 1999                            (9)
 10.32    Employment Agreement dated October 29, 1998,
          between the Company and Jane Sparango                    (11)
 10.33    Employment Agreement dated as of January 1,
          2000, between the Company and Declan O'Brien             (11)
 10.34    Employment Agreement, dated March 16, 2001
          between the Company and Michael J. Solomon               (12)
 10.35    Employment Agreement, dated March 16, 2001
          between the Company and Jay J. Shapiro                   (12)
 10.36    Employment Agreement, dated March 23, 2001
          between the Company and Eric S. Elias                    (12)
 10.37    Employment Agreement, dated June 9, 2000
          between the Company and James M. Waldron                 (12)
 10.38    Employment Agreement, dated October 12, 2000
          between the Company and Martin Y. Mayeda                 (12)
 10.39    Form of compliant in class action litigation filed
          in the United States District Court for the Central
          District of California                                   (12)
 21       Subsidiaries of the Registrant                            (9)

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, file No. 333-26307, effective July 29, 1998.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 29, 1999.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 5, 1999.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB dated April 15, 1999.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 8, 1999.

(6) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QB dated August 19, 1999.

(7) Incorporated by reference to the Registrant's Definitive Proxy Statement on Form 14A dated May 28, 1999.

(8) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-83217, effective August 27, 1999.

(9) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-89323, effective November 23, 1999.

(10) Incorporated by reference to the Registration Statement on Form SB-2, File No. 333-91283, effective December 8, 1999.

(11) Incorporated by reference to the Registrant's Annual Report on Form 10-K dated April 14, 2000.

(12) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB dated April 17, 2001.

ITEM 28.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
                      Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this the Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the City of Los Angeles, State of California, on [_______], 2001.


                                TEAM COMMUNICATIONS GROUP, INC.

                                By:

                                /s/ Michael Jay Solomon
                                -------------------------------
                                Michael Jay Solomon
                                Chairman of the Board of
                                Directors and Chief Executive
                                Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                /s/ Michael Jay Solomon       Date:[_____], 2001
                                -----------------------
                                Michael Jay Solomon
                                Chairman of the Board of
                                Directors and Chief Executive
                                Officer


                                /s/ Jay J. Shapiro            Date:[_____], 2001
                                ------------------
                                Jay J. Shapiro
                                President, Chief Operating Officer
                                and acting Chief Financial Officer


                                /s/ W. Russell Barry          Date:[_____], 2001
                                --------------------
                                W. Russell Barry


                                /s/ Alan D. Liker             Date:[_____], 2001
                                -----------------
                                Alan D. Liker


                                /s/ David Kenin               Date:[_____], 2001
                                ---------------
                                David Kenin